EXHIBIT 99.1

                 1997 / ENVIRONMENTAL & SOCIAL RESPONSIBILITY REPORT

            ENVIRONMENTAL REPORT

            ENVIRONMENTAL POLICY STATEMENT. Freeport-McMoRan Copper & Gold Inc. (FCX) has a formal Environmental Policy Statement and Environmental Auditing Policy which provides guidance and a framework under which these important programs are conducted. FCX is committed to environmental compliance and high performance of its environmental programs, a safe working environment for its employees and a healthy socio-economic environment for the local people in the areas in which the company operates.

            In last year's Annual Report, FCX described its Environmental Policy and programs in some detail. This year's report will primarily discuss 1997 activities under these ongoing programs.

            1997 FCX ENVIRONMENTAL PROGRAMS UPDATE

            P.T. FREEPORT  INDONESIA COMPANY (PT-FI).   On  December 22,
            1997,  PT-FI  received  approval   from  the  Government  of
            Indonesia's (GOI) Minister of Environment for its Regional AMDAL (Analysis Concerning Environmental Impact) study, which is a comprehensive environmental assessment that
            includes  a monitoring  and management  plan.   The Regional
            AMDAL approval  was necessary to  allow PT-FI to  expand its
            milling rate  up to a maximum  of 300,000 MTPD (300K).   The
            300K Regional AMDAL study document was submitted to BAPEDAL (the Indonesian Environmental Impact Management Agency) and the governmental AMDAL Commission on September 1, 1997, for
            review and  revision.   The study was  the culmination  of a
            multi-year effort  to develop environmental analyses  of the
            impacts and  benefits of the  proposed expansion.   The 300K
            Regional AMDAL study prepared by PT-FI was termed "...the most comprehensive BAPEDAL has ever seen" by the AMDAL Commission
            Chairman.   Forty-two  specific  environmental studies  were
            conducted  during  the  AMDAL   process  by  Indonesian  and
            internationally recognized experts. An extensive analysis of the social situation in PT-FI's area of operations was also included in the study. PT-FI subjected the most sensitive studies to peer review to ensure their accuracy
            and independence.   Additionally, PT-FI and  its consultants
            presented the findings of these studies at five workshops on major social and environmental issues, which were attended by the AMDAL Commissioners and over 600 interested parties.

                                       [Photo]

            AMDAL Study / AMDAL studies include monitoring of local waterways and aquatic fauna by teams of Indonesian and internationally recognized scientists.


            PT-FI has numerous ongoing environmental management programs that include monitoring, reclamation, waste management and recycling, all of which are being expanded in accordance with the 300K Regional AMDAL approval. The following is an update on 1997 activities under these programs.

            LONG TERM ENVIRONMENTAL MONITORING PLAN: In 1997, PT-FI continued to conduct its Long Term Environmental Monitoring Plan (LTEMP), which evaluates the potential impact of operations on water quality, biology, hydrology, sediments and air quality within its area of operations. Significant environmental data and analyses have been developed from this monitoring program over the past seven years. The centerpiece of the LTEMP program is PT-FI's state-of-the-art environmental laboratory located in Timika, which, in 1997, received the GOI's highest certification for analytical laboratories.  The  laboratory is also expecting  to soon be
            certified  by  the  National   Association  of  Testing  and
            Analysis.

                                       [Photo]
            Revegetation / Significant research programs continue to
                      demonstrate that a wide variety of native plants and agronomic species, such as pineapples, will grow on deposited tailings.

            TAILINGS MANAGEMENT PLAN: One of PT-FI's key programs is its Tailings Management Plan (TMP) which manages the river transport and deposition of tailings, which are the crushed rock particles that remain following the physical separation of commercially valuable minerals from the mined ore. This multimillion-dollar program controls the transport and deposition of tailings through the use of a levee system on the flood plain in the Ajkwa River within a defined area called the Ajkwa Deposition Area (ADA). The levee system was completed in January 1997 under a plan approved by the GOI. The updated plan was again approved in late 1997 as a key element in the comprehensive 300K Regional AMDAL process. The performance of the TMP has been comprehensively studied and will be continuously monitored in the future. Information to date indicates that the system is working well within engineering expectations and, as discussed later, tailings reclamation studies show that the ADA can readily be revegetated once mining is completed.

            OVERBURDEN MANAGEMENT PLAN:   The Overburden Management Plan
            (OMP) controls the relocation of non-commercial rock (overburden) generated by the Grasberg open-pit mining operation. The latest OMP was submitted to the GOI in conjunction with the 300K Regional AMDAL study and was approved. The OMP includes a program to manage potential acid rock drainage (ARD) in the Grasberg overburden disposal areas through a combination of prevention and mitigation techniques. Significant activities continued in 1997 to successfully reduce and/or prevent ARD.

            WASTE MANAGEMENT AND RECYCLING PLAN: PT-FI's comprehensive waste management and recycling plan, which conforms with GOI regulations and PT-FI's waste management policies, continued with success in 1997. The plan provides a practical means of managing all wastes in an environmentally acceptable manner, with an emphasis on recycling or re-use of wastes and substitution of materials where feasible.

            RECLAMATION AND REVEGETATION PLAN: Programs to revegetate and reclaim the ADA have been in place for several years and there were a number of achievements in 1997 including the demonstration that additional species of native plants, agricultural crops and fruit trees grow well in deposited tailings. PT-FI has other successful reclamation and revegetation projects that involve wetlands and lakes, as well as forest and agricultural areas.

            PT-FI has also developed a program, which continued in 1997, to manage and monitor the reclamation of overburden placement areas that includes, among other things, a topsoil salvaging program, hydro-mulching, and the collection and planting of local plants and seeds. The reclamation program will provide a stable vegetative cover for the impacted areas and form an ecosystem for suitable land use following mining operations.

            PT-FI has now established a fund designed to accumulate at least $100 million by the end of its mine's life for eventual mine closure and reclamation. The fund, to which PT-FI continues to contribute, will be used to restore properties and related facilities to a state required to comply with current Indonesian environmental and other regulations.

            ENVIRONMENTAL AUDITING: In 1997, PT-FI completed the implementation of all of the 33 recommendations made from the external environmental audit conducted by Dames & Moore in 1996. An internal environmental audit of PT-FI's operations was conducted for 1997 in accordance with the FCX Environmental Auditing Policy. This program an annual internal audits, as well as external audits every three years, will continue throughout the life of the mining operations to ensure that PT-FI's environmental programs remain sound.

            ATLANTIC COPPER, S.A. (ATLANTIC). As part of the follow-up to the completion of the 1996 environmental improvement project, additional water collection and discharge treatment system enhancements were completed in 1997.

            Furthermore, an Environmental Management System (EMS) was developed and fully implemented in 1997. An environmental training and awareness plan was also fully developed and an internal site auditing system was established to ensure conformance to the EMS. The EMS will allow Atlantic to be certified under the International Standards Organization
            (ISO) 14001 Standard. The ISO 14001 Standard is a management standard that provides an internationally recognized blueprint for managing the environmental aspects and impacts of a business. Atlantic expects to have completed ISO 14001 certification in 1998 and is already certified under the ISO 9000 Standard for Quality Management. Atlantic continued to maintain excellent relations with local and regional environmental authorities in 1997 and worked closely with their representatives in monitoring and interpreting data from emissions and effluents.

            SOCIAL RESPONSIBILITY REPORT

            P.T. FREEPORT INDONESIA COMPANY (PT-FI). FCX and PT-FI recognize the importance of establishing strong relationships with the people in the area of its operations and the important role that those relationships have in defining a truly world-class mining operation. FCX also recognizes the need for thoughtful and sensitive developmental programs, in conjunction with local and national government and non-governmental organizations
            (NGOs), to support the relationship building and development process. When PT-FI initiated operations in Irian Jaya nearly 30 years ago, there were only approximately 400 local Amungme and Kamoro people living in the highlands and lowlands areas near our mining operations. Today, over 60,000 people have moved into the area because of the opportunities offered by our mine and other businesses now operating in the area. In last year's Annual Report, FCX described the social situation around its operations in some detail. During 1997 and early 1998, several events occurred and processes begun which will enhance the social and economic development of the local people and their relationship with PT-FI.

            THE FREEPORT FUND FOR IRIAN JAYA DEVELOPMENT AND THE GOI'S DEVELOPMENT PLANS: In 1997, PT-FI and the GOI continued to work with expert consultants and the local people within its area of operations to create comprehensive land use and human resource development plans. An integral part of that plan is the Freeport Fund for Irian Jaya Development
            (FFIJD), by which PT-FI would make available funding and expertise to support the economic and social development of the area. As with many large-scale developmental projects, the implementation of the plan proved to be a complex undertaking. In the fourth quarter of 1997 and with the support of the government and the recommendation of the LABAT-Anderson Social Audit (discussed in detail below), PT-FI has undertaken a restructuring of its part of the GOI's development plan for the Timika (Mimika) area. PT-FI is setting up the mechanism to become an independent fund provider for developmental projects in and around its operations area. A local community oversight board is being actively recruited and trained to evaluate and monitor developmental projects. The oversight board is being actively recruited and trained to evaluate and monitor development projects. The oversight board will be made up of local and church leaders, NGO's, local government officials and representatives of PT-FI.

            To improve the administration of the FFIJD, project funding is being changed from an ethno-linguistic group (tribal) basis to one that is village-based (geographic). The village-based method is "bottom-up" development recommended by most international developmental agencies. The FFIJD will work closely with the GOI's local and regional planning boards to coordinate developmental projects and activities. PT-FI remains committed to providing one percent of its revenue for the development of the local people through the FFIJD.

            LABAT-ANDERSON INDEPENDENT SOCIAL AUDIT: In early 1996, the international consulting firm of LABAT-Anderson undertook a comprehensive independent audit of social programs at PT-FI's operations in Irian Jaya. The team included LABAT-Anderson personnel as well as nationally recognized Indonesian scientists and other experts from around the world. In July 1997, the LABAT-Anderson

                                       [Photo]

            Social Audit / Local leaders discuss social issues with
                      Willy Tjen (far left), LABAT-Andersen team leaders, as part of the independent social audit.

            team submitted its final report to the Minister of the Environment and PT-FI. It noted the remarkable complexity of the issues in Irian Jaya and especially those in the Mimika district caused by rapid social and economic development, unceasing migration into the area and the mixing of ethno-linguistic groups. The report further noted that PT-FI had gone beyond requirements or expectations in providing assistance for the development of the local people. Nevertheless, the report made a number of recommendations designed to make PT-FI's programs more effective, all of which have been accepted and are being implemented. LABAT-Anderson recommended that (1) PT-FI's participation in the GOI's developmental plan for the area be restructured to provide for more direct input by local people through their leaders, (2) input be village-based rather than tribe-based and (3) programs for "capacity-building" among the local people be enhanced. As discussed above, PT-FI is restructuring its FFIJD program and several international and local NGOs as well as the United Nations Development Program have been invited to undertake village development and capacity-building for the local people.

            LAND RIGHTS AGREEMENT WITH KAMORO VILLAGES: In 1997, land use agreements with two separate Kamoro villages were reached. The agreements cover land used for tailing deposition and the expanded portsite. The agreements established programs in the respective villages for education, enhanced health care, social and economic development, and infrastructure enhancement. The agreements stipulate a multi-year timetable for implementation.

            Public  Health /  A Young  child is  treated at  one of  the public health clinics in our COW area.

                                       [Photo]

            PUBLIC HEALTH AND MALARIA CONTROL: PT-FI continues to be proud of the work of its Public Health and Malaria Control Department which has become internationally recognized for its remarkable record in the control of mortality and morbidity from malaria and other tropical diseases. Beginning in late 1997 and continuing into 1998, the department has been actively supporting the work of the GOI, the Indonesian Red Cross and the International Committee of the Red Cross in providing famine relief to areas east of our operations area that were severely affected by drought conditions.

            In early 1998, PT-FI initiated discussions with the Roman Catholic diocese of Jayapura to establish an independent hospital in Timika, funded substantially by the FFIJD, to provide primary medical care to all local people who were not PT-FI employees or employee dependents. This would be the first independent medical facility in the area. PT-FI would continue to accept case referrals from the hospital (as it currently does from the government's clinic) for patients whose condition requires additional care.

            INSTITUTIONAL AND COMMUNITY DEVELOPMENT: One of the major developmental challenges for the local people is the establishment of institutions that can help them relate to government as well as to PT-FI and each other. Tribal culture has intended to be very individual, which has made effective communication between the people and other institutions difficult. As the entire area develops and changes, helping the people create the institutions necessary for communication, negotiation and problem solving is essential. In addition, villages such as Kwamki Lama have residents of several different tribes which has not been typical in the past. These "mixed villages" require a geographic rather than a tribal identity. Through the expertise of the government, NGOs, including churches and church groups in the region, and others, positive steps are being taken to foster institution and community development throughout the area.

            RESEARCH PROJECTS: The people of Irian Jaya have a rich cultural heritage and traditions which are different from "western" societies. Often, problems are caused by misunderstandings about cultures and cultural change. To address this issue, PT-FI has enhanced its anthropological expertise by the addition of staff anthropologists. To supplement their work, a joint team from University Cenderawasih in Jayapura, Irian Jaya and Australian National University in Canberra has undertaken a project to establish a "social mapping" and to collect other ethnographic data about all local residents. The multi-year project is currently approximately 50 percent complete.

            HUMAN RIGHTS: PT-FI and FCX have strongly condemned human rights violations in Irian Jaya and believe in protecting the human rights of all people and especially those who live and work in the area in which PT-FI has operations. PT-FI works actively with KOMNAS-Ham, the official human rights organization in Indonesia, to monitor and resolve situations which might impinge upon the human rights of individuals and groups.

            ATLANTIC COMMUNITY PROGRAMS. Atlantic has a continuing Program of Support and Protection of the Arts and Sciences, Public Communication and Community Relations. This program is carried out both individually and in conjunction with the Association of Chemical Industries in Huelva. In 1997, Atlantic completed two significant programs, the restoration of the Church of La Milagrossa in Huelva and donation of significant support for the Latin American Film Festival held in Huelva.




                  FREEPORT-McMoRan COPPER & GOLD INC.
               SELECTED FINANCIAL AND OPERATING DATA


                   1997        1996       1995       1994         1993
                ----------  ---------- ----------- ----------  ----------
                  (Financial Data In Thousands, Except Per Share Amounts)
FCX FINANCIAL DATA
Years Ended December 31:
Revenues        $2,000,904  $1,905,036  $1,834,335 $1,212,284  $  925,932
Operating income   664,215a    638,261b    596,432c   280,134d    155,319e
Net income
applicable to
common stock       208,541a    174,680b    199,465c    78,403d     21,862e,f
Net income per
common share          1.06a        .90b        .98c       .38d        .11e,f
Dividends paid
per common share       .90         .90        .675        .60         .60
Average
common shares
outstanding        196,392     194,910     203,536     205,755    197,929

At December 31:
  Property,
  plant and
  equipment, net 3,521,715   3,088,644   2,845,625   2,360,489  1,646,603
  Total assets   4,152,209   3,865,534   3,581,746   3,040,197  2,116,653
  Long-term debt,
  including current
  portion and
  short-term
  borrowings     2,388,982   1,562,916   1,167,232     549,710    260,659
  Mandatory
  redeemable
  preferred stock  500,007     500,007     500,007     500,007    232,620
  Stockholders'
  equity           278,892     675,379     881,674     994,975    947,927

PT-FI OPERATING DATA
Ore milled (metric
tons per day)      128,600     127,400     111,900      72,500     62,300
Copper grade
(percent)             1.37        1.35        1.32        1.51       1.57
Gold grade
  Grams per
  metric ton          1.51        1.52        1.39        1.31       1.46
  Ounce per
  metric ton          .049        .049        .045        .042       .047
Silver grade
  Grams per
  metric ton          3.11        3.10        3.17        3.02       4.02
  Ounce per
  metric ton          .100        .100        .102        .097       .129
Recovery rates (percent)
  Copper              85.4        83.8        85.0        83.7       87.0
  Gold                81.4        77.1        74.3        72.8       76.2
  Silver              65.6        64.6        63.2        64.7       67.2
Copper
  Production
  (000s of
  recoverable
  pounds)        1,166,500   1,118,800     978,000     710,300    658,400
  Sales
  000s of
  recoverable
  pounds)        1,188,600   1,097,000     985,100     700,800    645,700
  Average
  realized
  price g             $.94       $1.02       $1.22       $1.02       $.90
Gold
  Production
  (recoverable
  ounces)        1,798,300   1,695,200   1,310,400     784,000    786,700
  Sales
  (recoverable
  ounces)        1,888,100   1,698,900   1,353,400     794,700    762,900
  Average
  realized
  price           $ 346.14h    $390.96h    $383.73h    $381.13    $361.74
Silver
  Production
  (recoverable
  ounces)        2,568,700   2,360,600   2,303,000   1,305,400  1,541,200
  Sales
  (recoverable
  ounces)        2,724,300   2,532,000   2,349,400   1,335,400  1,480,900
  Average
  realized
  price              $4.68       $4.95       $4.99       $5.08      $4.15

  ATLANTIC COPPER OPERATING DATA (since acquisition)
  Concentrate
  treated
  (metric tons)    929,700     804,500     434,400i     485,300   330,200
  Anodes (000s of pounds)
  Production       639,800     547,900     296,000      347,500   299,300
  Sales            133,500      77,300      44,600       38,300     3,300
  Cathodes (000s of pounds)
  Production       505,600     462,900     258,200      312,100   227,300
  Sales
  (including
  wire rod)        505,300     461,100     280,200      309,400   294,800
  Cathode cash
  production cost
  per pound           $.12        $.15        $.18         $.17      $.18



                 FREEPORT-McMoRan COPPER & GOLD INC.

               SELECTED FINANCIAL AND OPERATING DATA

                               NOTES

a. Includes a $25.3 million gain ($12.3 million to net income or $0.06 per share) for the reversal of stock appreciation rights costs caused by the decline in FCX's common stock price in 1997.

b. Includes charges totaling $17.4 million ($8.0 million to net income or $0.04 per share) consisting of $12.7 million for costs of stock appreciation rights caused by the increase in FCX's common stock price in 1996, $3.0 million for costs related to a civil disturbance and $1.7 million for an early retirement program.

c. Includes charges totaling $49.6 million ($26.9 million to net income or $0.13 per share) consisting of $29.8 million for costs of stock appreciation rights caused by the increase in FCX's common stock price in 1995, $12.5 million for a materials and supplies inventory reserve adjustment in connection with the completion of PT-FI's 118,000 metric tons per day expansion program and $7.3 million for an early retirement program.

d. Includes a $32.6 million insurance settlement gain ($17.4 million to net income or $0.08 per share).

e. Includes charges totaling $37.1 million ($20.5 million to net income or $0.10 per share) for restructuring and other related costs.

f. Includes a $9.9 million cumulative charge ($0.05 per share) for changes in accounting principle.

g.   Amounts were $0.90 in 1997, $0.97 in 1996, $1.28 in 1995, $1.15 in 1994 and $0.82 in 1993 before hedging adjustments.

h.   Amounts were $326.08 in 1997, $382.62 in 1996 and $380.85 in
     1995  before hedging adjustments.

i. Reflects shutdowns caused by a strike at an adjacent plant, expansion equipment tie-ins and normal maintenance turnarounds.



                FREEPORT-McMoRan COPPER & GOLD INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

To enhance understanding of Freeport-McMoRan Copper & Gold Inc.'s
(FCX) financial results, the components of Management's Discussion and Analysis are presented adjacent to the pertinent financial data. Accordingly, in addition to the discussion that begins on this page and continues through page 22, further analyses of consolidated results of operations can be found on page 25, cash flows and liquidity on page 27, and capital resources and financial condition on page 29, as well as the Environmental & Social Responsibility Report on pages 8 through 13. The results of operations reported and summarized throughout are not necessarily indicative of future operating results.

FCX operates through its majority-owned subsidiaries, P.T. Freeport Indonesia Company (PT-FI) and P.T. IRJA Eastern Minerals Corporation (Eastern Mining), and through Atlantic Copper, S.A. (Atlantic), a wholly owned subsidiary. PT-FI's operations involve mineral exploration and development, mining and milling of ore containing copper, gold and silver in Irian Jaya, Indonesia and the worldwide marketing of concentrates containing those metals. PT-FI also has a 25 percent interest in P.T. Smelting Co. (PT Smelting), an Indonesian company formed to construct and operate a copper smelter and refinery in Gresik, Indonesia. Eastern Mining conducts mineral exploration activities in Irian Jaya. Atlantic is engaged in the smelting and refining of copper concentrates in Spain and marketing refined copper products.

In 1996, FCX and Rio Tinto plc (Rio Tinto) established exploration and expansion joint ventures. Pursuant to the exploration joint ventures, Rio Tinto has a 40 percent interest in future development projects under PT-FI's Contract of Work (COW) and Eastern Mining's COW. Rio Tinto also has a 40 percent interest in certain assets and future production exceeding specified annual amounts of copper, gold and silver through 2021.

The FCX/Rio Tinto exploration joint ventures are continuing their exploration activities within the original 24,700 acre PT-FI Block A area, the adjacent approximate 3.25 million acre PT-FI Block B area and the approximate 1.8 million acre Eastern Mining area. As required by the applicable COW, PT-FI has relinquished its rights to approximately 3.25 million acres in Block B and is required to make one final relinquishment of approximately 1.6 million acres no later than December 1998. Eastern Mining has relinquished an approximate
0.7 million acre area and must relinquish an additional approximately 1.2 million acres in two equal installments no later than August 1998 and August 2001. For a discussion of exploration cost sharing arrangements with Rio Tinto, see "Exploration Expenses" on page 25.

FCX and Rio Tinto are expected to complete construction on the "fourth concentrator mill expansion" of PT-FI's facilities during the first half of 1998. The expanded mill facilities provide FCX an opportunity to increase throughput beyond 200,000 metric tons of ore per day (MTPD) and improve profitability by optimizing the ore available from PT-FI's mines. See Note 2 of the Notes to Financial Statements for a discussion of the joint venture arrangements. In December 1997, PT-FI received approval from the Indonesian authorities to expand its milling rate up to a maximum of 300,000 MTPD. FCX and Rio Tinto have initiated pre-feasibility studies to consider further expansion of the mining and milling facilities beyond the current fourth concentrator mill expansion.

In December 1997, FCX signed a letter of intent to acquire an ownership interest in P.T. Iriana Mutiara Mining (Iriana). Iriana holds a COW area covering approximately 1.2 million acres in central Irian Jaya, in part contiguous to Eastern Mining's COW area. The transaction is subject to execution of definitive documentation pursuant to which FCX would become operator of the Iriana COW area. As operator, FCX would be required to spend at least $0.5 million on exploration in 1998. If FCX elects to continue participation beyond June 30, 1999, it would acquire a 90 percent ownership interest and would fund all exploration cost up to and including a feasibility study. FCX would also be responsible for arranging construction financing for Iriana for any economically feasible projects in the Iriana COW area. Pursuant to the joint venture arrangements with Rio Tinto, Rio Tinto has the option to participate with respect to 40 percent of FCX's interest in this 1.2 million acre COW area.

During 1997, additions and revisions to the aggregate proved and probable reserves of the Grasberg and other Block A ore bodies totaled approximately 204.8 million metric tons of ore representing
5.0 billion recoverable pounds of copper, 9.2 million recoverable ounces of gold and 22.3 million recoverable ounces of silver. December 31, 1997 aggregate proved and probable recoverable reserves, net of 1997 production, totaled 2.17 billion metric tons of ore averaging 1.20 percent copper, 1.20 grams of gold per metric ton and 3.95 grams of silver per metric ton representing 47.1 billion pounds of copper, 62.7 million ounces of gold and 138.4 million ounces of silver. Pursuant to joint venture arrangements, Rio Tinto has a 40 percent interest in future production exceeding specified annual amounts of copper, gold and silver through 2021 calculated by reference to PT-FI's proved and probable reserves as of December 31, 1994. Rio Tinto's 40 percent share of joint venture proved and probable reserves as of December 31, 1997 was approximately 9.3 billion pounds of copper, 11.4 million ounces of gold and 27.1 million ounces of silver. Net of Rio Tinto's share, additions and revisions to PT-FI's proved and probable copper, gold and silver reserves represent 2.6 times 1997 copper production, over 3 times 1997 gold production and over 5 times 1997 silver production. Net of Rio Tinto's share, PT-FI's share of proved and probable recoverable copper, gold and silver reserves was 37.8 billion pounds of copper, 51.3 million ounces of gold and 111.3 million ounces of silver as of December 31, 1997 (Note 14). Estimated recoverable reserves were assessed using a copper price of $0.90 per pound and a gold price of $325 per ounce. Using prices of $0.75 per pound of copper and $280 per ounce of gold would reduce estimated recoverable reserves by approximately 12 percent for copper, 9 percent for gold and 15 percent for silver.

RESULTS OF OPERATIONS

FCX has two operating segments: "mining and exploration" and "smelting and refining." The mining and exploration segment includes PT-FI's copper and gold mining operations in Indonesia and the Indonesian exploration activities of both PT-FI and Eastern Mining. The smelting and refining segment includes Atlantic's operations in Spain and PT-FI's equity investment in PT Smelting. Summary operating results by segment follow (in millions):

                                                 Years Ended December 31,
                                          ----------------------------------
                                             1997          1996       1995
                                          ----------    ----------  --------
Mining and exploration                    $    630.8    $    648.0    $675.7
Smelting and refining                           30.6           6.4     (24.1)
Intercompany eliminations and other  a           2.8         (16.1)    (55.2)
                                          ----------    ----------  --------
  Operating income                        $    664.2    $    638.3    $596.4
                                          ==========    ==========  ========

a. Profit on PT-FI sales to Atlantic is not reflected in FCX's consolidated results until completion of the smelting and refining process. The eliminations totaled $19.0 million in 1997, $2.7 million in 1996 and $(40.4) million in 1995.
     The increased level of PT-FI concentrate sales to Atlantic at the end of 1995 to support the expanded smelter capacity resulted in significant intercompany eliminations.

MINING AND EXPLORATION

A summary of increases (decreases) in PT-FI revenues follows (in millions):

                                             1997          1996
                                          ----------    ----------
  Sales volumes:
    Copper                                $     93.4    $    136.7
    Gold                                        74.0         132.6
  Price realizations:
    Copper                                     (88.8)       (222.7)
    Gold                                       (84.6)         12.3
  Adjustments to prior year open sales          59.0          (4.7)
  Treatment charges, royalties and other       (33.5)        (46.3)
                                          ----------    ----------
  Net increase in revenues
   over prior year                        $     19.5    $      7.9
                                          ==========    ==========

     PT-FI Operating Results - 1997 Compared with 1996. PT-FI's 1997 revenues were slightly higher than 1996 revenues as record sales volumes were substantially offset by a decline in price realizations. Copper sales volumes rose 8 percent and gold sales volumes rose 11 percent primarily as a result of improvements in recovery rates (see Selected Financial and Operating Data). Average copper realizations declined 8 percent from $1.02 per pound in 1996 to $0.94 per pound in 1997. PT-FI's revenues include net additions totaling $42.6 million in 1997 and $38.2 million in 1996 recognized under PT-FI's copper price protection program. Average 1997 gold realizations declined 11 percent or nearly $45 per ounce compared to 1996. PT-FI's revenues also include additions totaling $37.6 million in 1997 and $14.1 million in 1996 recognized on gold forward sales contracts. Adjustments to prior year open sales totaled $54.9 million in 1997 compared with $(4.1) million in 1996. Treatment charges increased in 1997 because of higher sales volumes and tighter market conditions. Royalties and a portion of treatment charges vary with the price of copper.

PT-FI Gross Profit Per Pound of Copper(cents)
                                               Years Ended December 31,
                                          ---------------------------------
                                             1997          1996      1995
                                          ----------    ---------- --------
Average realized price a                        94.4         101.9    122.2
                                          ----------    ---------- --------
Production costs:
  Site production and delivery                  50.6          52.4     54.0b
  Gold and silver credits                      (55.5)        (61.3)   (53.8)
  Treatment charges                             24.4          22.9     19.6
  Royalty on metals                              2.6           2.8      4.3
                                          ----------    ---------- --------
    Cash production costs                       22.1          16.8     24.1
  Depreciation and amortization                 15.0          13.0     10.4
                                          ----------    ---------- --------
    Total production costs                      37.1          29.8     34.5
                                          ----------    ---------- --------
Revenue adjustments c                            3.7          (2.0)    (2.1)
                                          ----------    ---------- --------
                                                61.0          70.1     85.6
                                          ==========    ========== ========
a.   Amounts were $0.90 in 1997, $0.97 in 1996 and $1.28 in 1995 before hedging adjustments.

b. Excludes an inventory reserve adjustment of $12.5 million (1.3 cents per pound).

c. Reflects adjustments for prior year concentrate sales and amortization of the price protection program cost.

     Average cash production costs in 1997 of 22.1 cents per pound of copper were higher than the comparable 1996 average primarily because of lower gold credits. Lower gold realizations offset record gold sales and reduced unit gold credits by 9 percent. Site production and delivery costs per pound declined primarily because of lower labor costs offset by higher treatment charges that reflected tightened smelter capacity. Treatment charge rates for a significant portion of PT-FI's 1998 projected sales were negotiated in the fourth quarter of 1997 based on then current market conditions. As a result of a continued tight smelter market, treatment charges are expected to increase slightly in 1998. PT-FI's copper royalty rate varies from 1.5 percent, at a copper price of $0.90 or less, to 3.5 percent, at a copper price over $1.10, on the value of copper sold (after delivery costs, treatment charges and other selling costs); the gold and silver royalty rate is 1.0 percent. PT-FI has agreed with the Government of Indonesia (GOI) that on metal production from mill throughput in excess of 200,000 MTPD it will pay a second royalty.

     PT-FI's 1997 depreciation rate of 15.0 cents per pound of copper reflects an increase over the 1996 rate because of the first phase of the enhanced infrastructure program (EIP) and other 1997 capital additions. The EIP is designed to provide the infrastructure needed for PT-FI's growing operations and expected future growth, to enhance the living conditions of PT-FI's employees, and to develop and promote the growth of local and third party activities and enterprises in Irian Jaya. The first phase of the EIP was completed in 1996; therefore, the 1996 rate of 13.0 cents per pound did not include the EIP for a full year. The 1998 depreciation rate is expected to increase to 17.0 cents per pound of copper to reflect a half year of depreciation on the fourth concentrator mill expansion and other capital additions.

     PT-FI Outlook. PT-FI's copper concentrates are sold primarily under dollar-denominated long-term sales agreements, mostly to companies in Asia and Europe. PT-FI has commitments from various parties, including Atlantic, to purchase virtually all of its estimated 1998 production at market prices. With PT-FI's fourth concentrator mill expansion set to begin operations during the first half of 1998, PT-FI's share of sales for 1998 is expected to approximate 1.4 billion pounds of copper and 2.2 million ounces of gold. Strong 1998 copper and gold sales reflect the expectation of producing at higher mill throughput rates than in 1997 because of the fourth concentrator mill expansion, partially offset by lower average grades than during 1997. PT-FI has a long-term contract to provide Atlantic with approximately 60 percent of its copper concentrate requirements at market prices.

Exploration. FCX continues an aggressive exploration program in Irian Jaya, in the Block A, Block B, and Eastern Mining blocks. In Block A, delineation drilling is currently under way in seven underground drill stations at Kucing Liar. In addition, two surface drills are working to test deep Kucing Liar-type targets on the west and northeast flanks of the Grasberg intrusive complex. Delineation drilling at the Grasberg and DOZ ore bodies is scheduled to continue throughout 1998. In Block B, drilling and trenching continues at the Wabu Ridge Gold Project. A pre-feasibility study is ongoing with all aspects of a potential commercial operation being studied. Elsewhere in Block B, condemnation work, geology and drilling continues in anticipation of the final land relinquishment. In the Eastern Mining COW areas, geologic mapping and sampling have identified several new targets which will be scheduled for drilling during early 1998.

     PT-FI Operating Results - 1996 Compared with 1995. PT-FI's 1996 revenues were slightly higher than 1995 revenues as higher sales volumes were substantially offset by a decline in copper realizations. Copper sales volumes rose 11 percent and gold sales volumes rose 26 percent as a result of a 14 percent increase in average mill throughput and improvements in copper and gold ore grades and gold recovery rates. Copper realizations declined from $1.22 per pound in 1995 to $1.02 per pound in 1996. PT-FI's 1996 revenues include net additions totaling $38.2 million recognized under PT-FI's copper price protection program, compared with net reductions totaling $68.6 million in 1995. Average 1996 gold realizations were slightly higher compared to 1995. PT-FI's revenues also include additions totaling $14.1 million in 1996 and $3.9 million in 1995 recognized on gold forward sales contracts. Treatment charges increased in 1996 because of the increased sales volumes coupled with higher negotiated rates because of tighter market conditions. Despite higher sales volumes, royalties were lower because of lower copper prices.

     Average cash production costs in 1996 of 16.8 cents per pound of copper were 30 percent lower than the comparable 1995 average. Higher gold sales and realizations resulted in improved gold credits. Higher treatment charges reflect tightening smelter capacity. PT-FI's 1996 depreciation rate of 13.0 cents per pound of copper reflects depreciation for the expanded operations and a half year of depreciation for the first phase of the EIP. The 1995 rate did not include the EIP costs.

SMELTING AND REFINING

Atlantic Operating Results - 1997 Compared with 1996.       Atlantic
reported higher revenues ($874.5 million compared to $778.1 million in 1996) and cost of sales ($831.2 million compared to $759.4 million in 1996) because of increases in production from its newly expanded facilities. Atlantic reached its full production capacity of 270,000 metric tons of metal per year in June 1996 and completed a $13.0 million "debottlenecking" project in June 1997 which increased annual production capacity by 20,000 metric tons.
Atlantic also benefited from higher treatment and refining rates in 1997 ($0.26 per pound compared with $0.23 per pound in 1996). Cathode cash production costs ($0.12 per pound) in 1997 were 20 percent lower than in 1996. Higher treatment charges, which negatively affect PT-FI, benefit Atlantic. The effect of an equivalent change in treatment charges on PT-FI and Atlantic largely offset in FCX's consolidated financial results, after taking into account income taxes and minority interests.

PT Smelting Operating Results - 1997.   PT-FI accounts for its 25
percent interest in PT Smelting under the equity method (Note 10). Construction of PT Smelting's smelting and refining facilities in Gresik, Indonesia is expected to be completed in mid-1998 and first production is expected in the fourth quarter of 1998. PT-FI's share of PT Smelting's 1997 operating loss totaled $1.5 million, consisting of administrative costs.

Atlantic Operating Results - 1996 Compared with 1995.       Atlantic
completed the expansion of its smelter from 150,000 to 270,000 metric tons of metal per year and reached full production capacity in June 1996. For 1996, Atlantic reported higher revenues ($778.1 million compared to $541.3 million in 1995) and cost of sales ($759.4 million compared to $546.5 million in 1995) primarily because of increases in production. Shutdowns in 1995 caused by a strike at an adjacent plant, expansion equipment tie-ins and normal maintenance turnarounds impacted results adversely. Atlantic also benefited from lower cathode cash production costs, $0.15 per pound in 1996 compared with $0.18 per pound in 1995.

DISCLOSURES ABOUT MARKET RISKS

Commodity Price Risk. FCX's revenues are derived primarily from PT-FI's sale of copper concentrates, which also contain significant amounts of gold, and the sale of copper cathodes and wire rod by Atlantic. FCX's net income can vary significantly with fluctuations in the market prices of copper and gold. At various times, in response to market conditions, FCX has entered into copper and gold price protection contracts for some portion of its expected future mine production to mitigate the risk of adverse price fluctuations. Based on PT-FI's projected 1998 sales volumes, each $0.01 per pound change in the average price realized on copper sales would have an approximate $14 million impact on revenues and an approximate $7 million impact on net income. Each $10 per ounce change in the average price realized on PT-FI annual gold sales would have an approximate $22 million impact on revenues and an approximate $11 million impact on net income.

     The significant decline in gold prices in early 1997 increased the value of PT-FI's forward gold sales contracts covering 876,000 ounces of gold sales at an average price of $376.08 per ounce from February 1997 through August 1997. In February 1997, PT-FI closed these contracts and received $30.1 million cash. As a result, PT-FI reported gold revenues through August 1997 at a higher price than realized under its contract terms with customers, but no longer has any forward gold sales positions. PT-FI has suspended its program of selling gold forward on a six-month basis but may reinstate the program in the future. Future gold sales will be priced at then current market prices as long as the forward sales program is suspended.

     The significant decline in copper prices during 1996 increased the value of put option contracts that PT-FI purchased under its price protection program to provide a floor price of $0.90 per pound for essentially all copper sales through the second quarter of 1997 at an average cost of approximately $0.02 per pound. During the third quarter of 1996, PT-FI sold all of its put option contracts covering approximately 1.2 billion pounds of copper for $97.2 million cash. As a result, PT-FI reported copper revenues through June 30, 1997 at a higher price than realized under its copper concentrate sales contracts, but PT-FI no longer has any price
protection on its copper sales.   As conditions warrant, PT-FI may
enter into new contracts for its future copper sales.

     PT-FI's concentrate sales agreements, with regard to copper, provide for provisional billings when shipped with final settlement generally based on the average London Metal Exchange (LME) price for a specified future month. Copper revenues on provisionally priced open pounds are adjusted monthly based on then current prices. At December 31, 1997, FCX had consolidated copper sales totaling 323.3 million pounds recorded at an average price of $0.74 per pound remaining to be finally priced. Approximately 70 percent of these open pounds are expected to be finally priced during the first quarter of 1998 with the remaining pounds to be priced during the second quarter of 1998. A one cent movement in the average price used for these open pounds will have an approximate $1.6 million impact on FCX's 1998 net income.

     FCX has redeemable preferred stock indexed to gold and silver prices which hedge future production and are carried at their original issue value. As redemption payments occur, differences between the carrying value and the redemption payment will be recorded as an adjustment to revenues. Future mandatory redemption payments in ounces and equivalent value in dollars based on December 31, 1997 gold and silver prices follow (dollars in millions):

                Gold                   Silver
               (Ozs.)      Amount      (Ozs.)       Amount
             ----------  ----------  ----------   ----------
1998               -          $-        -              $-
1999               -          -      2,380,000          14.3
2000               -          -      2,380,000          14.3
2001               -          -      2,380,000          14.3
2002               -          -      2,380,000          14.3
Thereafter    1,030,000       297.9  9,520,000          57.1

At December 31, 1997:
  Fair value                 $242.0                    $92.2
                         ==========               ==========
  Carrying value             $400.0                   $100.0
                         ==========               ==========

      Atlantic's purchases of copper concentrate are priced at approximately the same time as its sales of the refined copper, thereby protecting Atlantic from most copper price risk. Atlantic enters into futures contracts to hedge its price risk whenever its physical purchases and sales pricing periods do not match. At December 31, 1997, Atlantic had contracts, with a fair value of less than $0.1 million, to sell 2.0 million pounds of copper at an average price of $0.80 per pound in January 1998 and contracts, with a fair value of $(1.5) million, to purchase 20.3 million pounds of copper at an average price of $0.87 per pound through December 1999.

Foreign Currency Exchange Risk. FCX conducts the majority of its operations in Indonesia and Spain where its functional currencies are U.S. dollars. All of FCX's revenues are denominated in U.S. dollars; however, some costs are denominated in either Indonesian rupiah or Spanish pesetas. FCX's results are positively affected when the U.S. dollar strengthens against these foreign currencies and adversely affected when the U.S. dollar weakens against these foreign currencies.

     Over the past several years, and more dramatically in the second half of 1997, the Indonesian rupiah has weakened against the U.S. dollar and PT-FI has benefited primarily through lower labor costs. PT-FI previously has not entered into financial contracts for the rupiah; however, it is currently reviewing its rupiah hedging policy in view of current circumstances.

     Assuming estimated 1998 rupiah payments of 500 billion and an exchange rate of 7,500 rupiah to one U.S. dollar, each one thousand rupiah change in the exchange rate could result in an approximate $4.5 million change in FCX's annual net income. PT-FI had net rupiah-denominated monetary assets at December 31,1997 totaling $14.2 million recorded at an exchange rate of 7,450 rupiah to one U.S. dollar. Adjustments to these net assets to reflect changes in the exchange rate are recorded as currency transaction gains or (losses) in production costs and totaled $(6.3) million in 1997.

     A portion of Atlantic's operating costs and certain Atlantic assets and liabilities are denominated in Spanish pesetas. Based on estimated 1998 pesetas payments of 15 billion and an exchange rate of 150.7 pesetas to one U.S. dollar, each ten peseta change in the U.S. dollar and Spanish peseta exchange rate results in an approximate $6 million change in FCX's annual net income before any hedging effects. Atlantic had net peseta-denominated monetary liabilities at December 31, 1997 totaling $70.3 million recorded at an exchange rate of 150.7 pesetas to one U.S. dollar. Adjustments to these net liabilities to reflect changes in the exchange rate are recorded as currency transaction gains or (losses) in Other Income and totaled $16.6 million in 1997 and $10.3 million in 1996.

     During 1996, Atlantic implemented a currency hedging program to reduce its exposure to changes in the U.S. dollar and Spanish peseta exchange rate that involves foreign exchange option and forward contracts. These contracts currently hedge approximately 80 percent of Atlantic's projected net peseta cash outflows through January 1999 (Note 11). In addition to the currency transaction gains noted above, Atlantic recorded losses to Other Income related to its forward currency contracts, which under current accounting do not qualify for hedge accounting, totaling $6.5 million in 1997 and $1.0 million in 1996.

     At December 31, 1997, Atlantic had contracts, with a fair value of $(2.0) million, to purchase 6.3 billion Spanish pesetas at an average exchange rate of 143.8 pesetas to one U.S. dollar through January 1999 and option contracts, with a fair value of $0.5 million, to purchase 6.3 billion Spanish pesetas at an average strike price of 140.6 pesetas to one U.S. dollar through January 1999.

     Interest Rate Risk. FCX has interest rate swap contracts to fix interest rates on a portion of its floating rate debt. The costs associated with these contracts are amortized to interest expense over the terms of the agreements. The table below presents future maturities of principal (or notional amount) for outstanding debt and interest swaps at December 31, 1997 and fair value at December 31, 1997 (dollars in millions):


                   1998    1999    2000     2001   2002  Thereafter Fair Value
                  -----   ------  ------   ------ ------ ---------- ---------
Long-term debt (Note 8):
  Fixed rate       $7.0     $7.0    $7.0   $148.0    $-      $450.0    $632.9
  Average interest
   rate             8.1%     8.1%    8.1%     9.4%    -%        7.3%      7.9%
  Variable rate   $73.9    $69.1  $104.3    $74.0  $380.0  $1,068.2  $1,770.0
  Average interest
   rate             7.8%     9.6%    8.9%     9.0%    8.3%      9.1%      8.9%
Interest rate swaps (Note 11):
  Amount          $32.1    $32.1   $97.8      $-     $-        $-       $(1.2)
  Average interest
   rate             7.0%     7.0%    6.1%      -%     -%        -%        6.4%

RECENT DEVELOPMENTS IN INDONESIA

Recently, unfavorable economic developments have negatively impacted Southeast Asia in general and Indonesia in particular. Indonesia's national debt ratings have been downgraded, the Indonesian rupiah has devalued significantly and the Indonesian economic growth rate and stock market values have declined. The International Monetary Fund and certain countries are making loans and other commitments to Indonesia, as well as certain other Asian nations, to stabilize their currencies' values and their ability to service debt. In return, changes in these countries' financial and regulatory practices are being required. Repercussions of these and other economic developments have also negatively affected commodity markets, including copper and gold prices, because of anticipated declines in Asian demand.

PT-FI and Eastern Mining believe there are a number of factors which mitigate the above concerns related to their operations, all of which are in Indonesia. PT-FI's and Eastern Mining's operations are conducted through the PT-FI and Eastern Mining COWs, both of which have 30-year terms, provide for two 10-year extensions under certain conditions, and govern PT-FI's and Eastern Mining's rights and obligations relating to taxes, exchange controls, repatriation and other matters. Both COWs were concluded pursuant to the 1967 Foreign Capital Investment Law, which expresses Indonesia's foreign investment policy and provides basic guarantees of remittance rights and protection against nationalization, a framework for economic incentives and basic rules regarding other rights and obligations of foreign investors. Specifically, the COWs provide that the GOI will not nationalize or expropriate PT-FI's or Eastern Mining's mining operations. Any disputes under the COWs are subject to international arbitration.

The Company has had positive relations with the GOI since it commenced business activities in Indonesia in 1967 and contributes
significantly to the economy of Irian Jaya and Indonesia.   PT-FI is
one of the largest taxpayers in Indonesia and is a significant employer in a remote and undeveloped area of the country. PT-FI intends to continue to maintain positive working relationships with the central, provincial and local branches of the GOI regarding its operations and development efforts.

All PT-FI sales revenues and all debt and debt service are denominated in U.S. dollars; whereas, a portion of PT-FI's expenditures are paid in rupiah. As a result, the decline in the value of the rupiah has benefited current operating results by reducing certain operating costs in terms of U.S. dollars.

OTHER MATTERS

In March 1997, P.T. Nusamba Mineral Industri (NMI), a subsidiary of P.T. Nusantara Ampera Bakti, acquired from a third party approximately 51 percent of the capital stock of P.T. Indocopper Investama Corporation (PT-II). FCX owns the remaining 49 percent of PT-II, which is a 9.4 percent owner of PT-FI. NMI financed $254.0 million of the $315.0 million purchase price with a variable rate commercial loan maturing in March 2002. The purchase price was based in part on FCX's market value using its publicly traded common stock price at the time of the transaction. FCX has agreed that if NMI defaults on the loan, FCX will purchase the PT-II stock or the lenders' interest in the commercial loan for the amount then due by NMI under the loan. FCX also agreed to lend to NMI any shortfalls between the interest payments due on the commercial loan and the dividends received by NMI from PT-II. At December 31, 1997, $7.6 million was due in March 2002 from NMI because of interest payment shortfalls. The amount of any future shortfalls will depend primarily on the level of PT-FI's dividends to PT-II.

FCX believes that PT-FI's operations are being conducted pursuant to applicable permits and are in compliance in all material respects with applicable Indonesian environmental laws, rules and regulations. In 1996, PT-FI began contributing to a fund designed to accumulate at least $100 million by the end of its Indonesian mine's life for eventual mine closure and reclamation. Although the ultimate amount of reclamation and closure costs to be incurred is currently indeterminable, based on recent analyses PT-FI estimates that ultimate reclamation and closure costs may require as much as $100 million but would not exceed $150 million. These costs will be incurred throughout the remaining life of the mine, which is currently estimated to exceed 30 years. FCX had $5.5 million accrued on a unit-of-production basis at December 31, 1997 for mine closure and reclamation costs, included in other liabilities. An increasing emphasis on environmental issues and future changes in regulations could require FCX to incur additional costs which would be charged against future operations. Estimates involving environmental matters are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. See FCX's Environmental Report beginning on page 8 for information about FCX's environmental programs.

     Since early 1996, PT-FI has participated in an independent social/cultural audit of its Irian Jaya operations under a voluntary program monitored by the GOI. The audit was conducted by LABAT-Anderson, an internationally recognized consulting firm, and their final report was made public in August 1997. All of the recommendations in LABAT-Anderson's report have been agreed to by PT-FI and are in the process of being implemented. See FCX's Social Responsibility Report beginning on page 10 for information about FCX's social programs.

     FCX has assessed its year 2000 information systems cost issues and believes that its current plans for system upgrades will adequately address these issues internally at no material cost.

CAUTIONARY STATEMENT

Management's discussion and analysis contains forward-looking statements regarding market risks, mineral reserves, treatment charge rates, depreciation rates, copper and gold grades and sales volumes, exploration activities, capital expenditures, expansion costs, Gresik smelter costs, the availability of financing, future environmental costs and relations with the indigenous population of Irian Jaya. Important factors that might cause future results to differ from these projections are described in more detail in FCX's Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                          ________________________

                        REPORT OF MANAGEMENT

     Freeport-McMoRan Copper & Gold Inc. (the Company) is responsible for the preparation of the financial statements and all other information contained in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's informed judgments and estimates.

     The Company maintains a system of internal accounting controls designed to provide reasonable assurance at reasonable costs that assets are safeguarded against loss or unauthorized use, that transactions are executed in accordance with management's authorization and that transactions are recorded and summarized properly. The system is tested and evaluated on a regular basis by the Company's internal auditors, Price Waterhouse LLP. In accordance with generally accepted auditing standards, the Company's independent public accountants, Arthur Andersen LLP, have developed an overall understanding of our accounting and financial controls and have conducted other tests as they consider necessary to support their opinion on the financial statements.

     The Board of Directors, through its Audit Committee composed solely of non-employee directors, is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of internal controls. Arthur Andersen LLP and Price Waterhouse LLP meet regularly with, and have access to, this committee, with and without management present, to discuss the results of their audit work.

/s/ James R. Moffett                 /s/Richard C. Adkerson

James R. Moffett                        Richard C. Adkerson
Chairman of the Board and               President, Chief Operating Officer
Chief Executive Officer                 and Chief Financial Officer




 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF
FREEPORT-McMoRan COPPER & GOLD INC.:

     We have audited the accompanying balance sheets of Freeport-McMoRan Copper & Gold Inc. (the Company), a Delaware Corporation, as of December 31, 1997 and 1996, and the related statements of income, cash flow and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                             Arthur Andersen LLP

New Orleans, Louisiana,

  January 20, 1998




                FREEPORT-McMoRan COPPER & GOLD INC.

                        STATEMENTS OF INCOME

                                   Years Ended December 31,
                          ------------------------------------------
                             1997          1996              1995
                          ----------    ----------       -----------
                           (In Thousands, Except Per Share Amounts)

Revenues                  $2,000,904      $1,905,036      $1,834,335
Cost of sales:
Production and delivery    1,008,604         951,863         934,707
Depreciation and
amortization                 213,855         173,978         124,055
                          ----------      ----------      ----------
  Total cost of sales      1,222,459       1,125,841       1,058,762
Exploration expenses          17,629               -          13,888
General and administrative
expenses                      96,601         140,934         165,253
                          ----------      ----------      ----------
  Total costs and
  expenses                 1,336,689       1,266,775       1,237,903
                          ----------      ----------      ----------
Operating income             664,215         638,261         596,432
Interest expense, net       (151,720)       (117,291)        (50,080)
Other income (expense),
net                            4,271             976          (1,590)
                          ----------      ----------      ----------
Income before income
taxes and minority
interests                    516,766         521,946         544,762
Provision for income
taxes                       (231,315)       (247,168)       (234,044)
Minority interests in
net income of
consolidated subsidiaries    (40,343)        (48,529)        (57,100)
                          ----------      ----------      ----------
Net income                   245,108         226,249         253,618
Preferred dividends          (36,567)        (51,569)        (54,153)
                          ----------      ----------      ----------
Net income applicable
to common stock           $  208,541      $  174,680      $  199,465
                          ==========      ==========      ==========

Net income per share of common stock:

     Basic                     $1.06            $.90            $.98
                               =====            ====            ====
     Diluted                   $1.06            $.89            $.98
                              ======            ====            ====


Average common shares outstanding:

     Basic                   196,392         194,910         203,536
                             =======         =======         =======
     Diluted                 197,653         196,682         204,406
                             =======         =======         =======

Dividends paid per
common share                    $.90            $.90           $.675
                                ====            ====           =====

The accompanying Notes to Financial Statements are an integral part of these financial statements.



                FREEPORT-McMoRan COPPER & GOLD INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED RESULTS OF OPERATIONS
Revenues. Increased production from expansions resulted in higher sales volumes in each of the past three years. Lower copper and gold realizations in 1997 compared with 1996 and lower copper realizations in 1996 compared with 1995 have partially offset the impact of higher sales volumes.

Cost of Sales. Production and delivery costs have risen with the corresponding increases in production volumes; however, cost reduction efforts and efficiencies from the expansions partially offset some of those increases. Increases in depreciation and amortization were caused by additions to property, plant and equipment to support the expanded operating levels, and by increased production as certain assets are depreciated on the unit-of-production method.

Exploration Expenses. The FCX/Rio Tinto joint ventures incurred exploration costs of $44.6 million in 1997 and $39.2 million in 1996 as they continued to aggressively explore the COW areas. During 1997, FCX reported $17.6 million of exploration expense primarily for costs incurred in the Eastern Mining and PT-FI Block B areas. Costs in these areas are now being shared 60 percent by FCX and 40 percent by Rio Tinto. All 1996 exploration costs and 1995 exploration costs after May 1995 were reimbursed by Rio Tinto's $100 million exploration funding received in 1996. Approximately $11.4 million in PT-FI's Block A remains to be applied to the Rio Tinto $100 million exploration funding. The FCX/Rio Tinto joint ventures' 1998 exploration budgets total approximately $40 million, most of which will be shared 60 percent by FCX and 40 percent by Rio Tinto.

     General and Administrative Expenses. General and administrative expenses declined 31 percent from 1996 to 1997 primarily because of the reversal of $25.3 million of costs of stock appreciation rights caused by the decline in FCX's common stock price during the fourth quarter of 1997. General and administrative expenses for 1996 and 1995 include $13.2 million and $37.1 million, respectively, for costs of stock appreciation rights when FCX's stock price rose and early retirement charges. As a percentage of revenues, general and administrative expenses were 4.8 percent in 1997, 7.4 percent in 1996 and 9.0 percent in 1995.

Interest Expense, Net. FCX's total interest cost (before capitalization) rose to $174.7 million in 1997, compared to $140.3 million in 1996 and $99.9 million in 1995, because of an overall increase in debt levels associated with the expansions and the FCX share purchase programs. Capitalized interest relating primarily to the fourth concentrator mill expansion totaled $23.0 million in 1997 and capitalized interest related to the PT-FI and Atlantic expansions and the first phase of the EIP in 1996 and 1995 totaled $23.0 million and $49.8 million, respectively. Interest expense is expected to increase during 1998 because of higher debt levels and reduced capitalized interest. Additionally, in connection with rating agency downgrades of Indonesia's national debt ratings, FCX's credit ratings were also downgraded in early 1998. As a result of the downgrade, the spread on the FCX/PT-FI revolver borrowings increased by 112.5 basis points.

Provision for Income Taxes. FCX's effective tax rate was 45 percent in 1997, 47 percent in 1996 and 43 percent in 1995 (Note 7). PT-FI's COW provides a 35 percent corporate income tax rate for PT-FI and a 10 percent withholding on dividends paid to FCX by PT-FI and on interest for debt incurred after the signing of the COW. The withholding rate declined from 15 percent to 10 percent beginning February 1997 because of an amendment to the United States/Indonesia tax treaty. Included in the 1997 provision for income taxes is $9.6 million representing additional amounts payable pursuant to an Indonesian Presidential Decree. No income taxes are recorded at Atlantic, which is subject to taxation in Spain, because it has not generated taxable income in recent years.

     The FCX United States federal income tax returns for the years 1990-1992 and PT-FI's 1994 Indonesian income tax return are currently under examination. In January 1998, PT-FI settled and paid assessments from the Indonesian tax authorities for the years 1989-1993 with no material adverse effect on the financial condition or results of operations of FCX.

Minority Interests and Preferred Dividends. Minority interests in net income of consolidated subsidiaries is primarily related to net income levels at PT-FI. Preferred dividends declined in 1997 primarily because in December 1996 FCX's Convertible Exchangeable Preferred Stock was converted to FCX common stock or redeemed for cash (Note 6).



                FREEPORT-McMoRan COPPER & GOLD INC.

                      STATEMENTS OF CASH FLOW


                                Years Ended December 31,
                          ------------------------------------------
                             1997            1996            1995
                          ----------      ----------      ----------
                                        (In Thousands)
Cash flow from operating activities:
Net income                $  245,108      $  226,249      $  253,618
Adjustments to reconcile
net income to net cash provided by
operating activities:
  Depreciation and
  amortization               213,855         173,978         124,055
  Deferred income taxes       61,717          54,194          22,735
  Deferral of unearned
  income                      30,102          97,173               -
  Recognition of unearned
   income                    (76,595)        (51,066)        (36,207)
  Minority interests'
  share of net income         40,343          48,529          57,100
  Deferred stock
  appreciation rights
  costs, mining costs
  and other                  (53,131)         (9,625)         35,492
  (Increase) decrease in working capital:
    Accounts receivable       80,611           6,860           2,095
    Inventories               51,957          (6,474)        (47,308)
    Prepaid expenses and
    other                         32           3,906          (4,593)
    Accounts payable and
    accrued liabilities       (8,963)         42,155         (86,747)
    Accrued income taxes     (71,484)         14,645          72,876
                          ----------      ----------      ----------
  (Increase) decrease in
  working capital             52,153          61,092         (63,677)
                          ----------      ----------      ----------
Net cash provided by
operating activities         513,552         600,524         393,116
                          ----------      ----------      ----------

Cash flow from investing activities:
Capital expenditures:
  PT-FI                     (530,191)       (401,538)       (435,475)
  Investment in
  PT Smelting                (36,243)        (38,845)         (4,101)
  Atlantic Copper            (18,478)        (51,855)       (141,742)
  Other                       (9,575)              -          (2,168)
  Investment in Freeport
  Copper Company                   -               -         (25,000)
  Other                        1,870           3,535          (9,656)
                          ----------      ----------      ----------
Net cash used in
investing activities        (592,617)       (488,703)       (618,142)
                          ----------      ----------      ----------

Cash flow from financing activities:
  Proceeds from sale of:
     7.50% Senior notes            -         197,525               -
     7.20% Senior notes            -         248,045               -
Borrowings from Rio Tinto    371,040          75,360               -
Proceeds from debt           831,927         241,640         617,535
Repayment of debt           (723,398)       (372,633)       (259,885)
Net proceeds from
infrastructure financing     265,843               -         242,775
Purchase of FCX common
shares                      (438,388)       (220,997)       (177,755)
Cash dividends paid:
  Common stock              (178,341)       (175,766)       (137,563)
  Preferred stock            (40,543)        (52,437)        (50,591)
  Minority interests         (33,773)        (44,045)        (38,897)
  Other                       (3,461)          1,722          12,038
                          ----------      ----------      ----------
Net cash provided by
(used in) financing
activities                    50,906        (101,586)        207,657
                          ----------      ----------      ----------
Net increase (decrease)
in cash and cash
equivalents                  (28,159)         10,235         (17,369)
Cash and cash equivalents
at beginning of year          37,118          26,883          44,252
                          ----------      ----------      ----------
Cash and cash equivalents
at end of year            $    8,959      $   37,118      $   26,883
                          ==========      ==========      ==========

Interest paid             $  155,658      $  142,170      $   91,291
                          ==========      ==========      ==========

Income taxes paid         $  259,434      $  178,328      $  138,433
                          ==========      ==========      ==========

The accompanying Notes to Financial Statements, which include information in Notes 1 and 6 regarding noncash transactions, are an integral part of these financial statements.

                 FREEPORT-McMoRan COPPER & GOLD INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS

CASH FLOWS AND LIQUIDITY
FCX's primary sources of cash are operating cash flows and borrowings, while its primary cash outflows over the last three years have been capital expenditures, dividends and purchases of its common stock. PT-FI is on schedule to complete construction of the fourth concentrator mill expansion in the first half of 1998, a project that is being funded almost entirely with nonrecourse borrowings from Rio Tinto. In December 1997, the FCX Board of Directors announced a reduction in FCX's regular quarterly cash dividend on its common stock to $0.05 per share, or $0.20 per share annually, from the 1997 annual dividend of $0.90 per share. This reduction reflects the impact of significantly lower copper and gold prices and is effective for 1998. The reduced dividend and other cost containment measures undertaken by FCX are expected to provide FCX the financial flexibility to continue to invest in operations and maintain its aggressive exploration program.

Operating Activities. Operating cash flow declined 14 percent or $87.0 million in 1997. Record copper and gold sales volumes in 1997 were offset by lower realizations. FCX received $97.2 million of cash proceeds from the sale of copper put option contracts in 1996 and recognized $46.1 million in 1997 revenues and $51.1 million in 1996 revenues. Working capital, excluding cash, decreased $52.2 million in 1997 primarily because decreases in accounts receivable offset decreases in taxes payable. The $61.1 million decrease in 1996 primarily relates to exploration advances from Rio Tinto and an increase in accrued income taxes payable because of higher taxable income. Net cash provided by operating activities during 1996 rose 53 percent or $207.4 million over 1995, primarily reflecting the proceeds from the sale of copper put option contracts and working capital changes.

Investing Activities. FCX's 1997 capital expenditures increased compared to 1996 primarily because of PT-FI's fourth concentrator mill expansion. Atlantic completed its $225 million expansion to 270,000 metric tons per year in 1996 and its $13.0 million debottlenecking project in June 1997. Atlantic received grants from the Spanish government of $7.5 million in 1997, $29.5 million in 1996 and a total of $52.8 million through December 31, 1997. These grants are recorded as a reduction of capital expenditures and are contingent on Atlantic meeting specified conditions.

FCX's capital expenditures declined by $91.2 million in 1996 compared with 1995 primarily because of the completion of PT-FI's 118,000 MTPD expansion during 1995, the completion of Atlantic's smelter expansion during 1996 and the completion of the first phase of PT-FI's EIP during 1996. Partially offsetting the reduction in PT-FI's other capital expenditures was an increase in expenditures for the fourth concentrator mill expansion. In 1995, FCX purchased Freeport Copper Company from Freeport-McMoRan Inc., FCX's former parent, for $25.0 million.

Financing Activities. Nonrecourse borrowings from Rio Tinto totaled $371.0 million in 1997 and $75.4 million in 1996. In 1996, FCX sold publicly its 7.50% and 7.20% Senior Notes for net proceeds of $445.6 million. Net proceeds from debt totaled $108.5 million and net proceeds from infrastructure financing totaled $265.8 million in 1997 while net repayments of debt totaled $131.0 million in 1996. The net proceeds from infrastructure financing in 1997 included $36.5 million from the sale of PT-FI's ownership interest in the related joint ventures (see "Infrastructure Asset Sales" under Capital Resources and Financial Condition). The 1995 period included $357.7 million of net proceeds from debt and $242.8 million of proceeds from infrastructure financing.

     In 1995, FCX announced an open market share purchase program for up to 20 million shares of its Class A and Class B common shares and in August 1997 FCX announced a new program for an additional 20 million shares. During 1997, FCX acquired 18.3 million of its shares for $439.8 million (an average of $24.07 per share). From inception through February 20, 1998, FCX has purchased a total of
33.5 million shares for $818.2 million (an average of $24.41 per share) and approximately 6.5 million shares remain available under FCX's 40 million open market share purchase programs. The timing of purchases is dependent upon many factors, including the price of common shares, FCX's business and financial condition, and general economic and market conditions. During 1996, FCX acquired 7.6 million of its shares for $221.6 million (an average of $29.24 per share). During 1995, FCX acquired 7.7 million of its shares for $177.8 million (an average of $23.13 per share).

     As discussed above, the 1998 regular quarterly cash dividend on common stock is expected to be $0.05 per share. The 1996 increase in cash dividends paid on common stock compared with 1995 results from the fourth-quarter 1995 increase in the regular quarterly dividend from $0.15 to $0.225 per share.



                FREEPORT-McMoRan COPPER & GOLD INC.

                           BALANCE SHEETS

                                                 December 31,
                                          --------------------------
                                             1997            1996
                                          ----------      ----------
ASSETS                                          (In Thousands)
Current assets:
Cash and cash equivalents                 $    8,959      $   37,118
Accounts receivable:
  Customers                                   89,599         176,920
  Other                                       40,012          59,830
Inventories:
  Product                                    120,794         161,901
  Materials and supplies                     194,006         213,811
Prepaid expenses and other                     9,719          11,636
                                          ----------      ----------
  Total current assets                       463,089         661,216
Property, plant and equipment, net         3,521,715       3,088,644
Investment in PT Smelting                     83,061          46,817
Other assets                                  84,344          68,857
                                          ----------      ----------
Total assets                              $4,152,209      $3,865,534
                                          ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities  $  261,866      $  311,797
Unearned customer receipts                   101,428          46,458
Current portion of long-term
debt and short-term borrowings                80,852         136,617
Accrued income taxes                          31,519         103,003
                                          ----------      ----------
  Total current liabilities                  475,665         597,875
Long-term debt, less current portion       1,843,770       1,350,099
Note payable to Rio Tinto                    464,360          76,200
Accrued postretirement benefits
and other liabilities                        125,980         200,646
Deferred income taxes                        403,047         359,684
Minority interests                            60,488         105,644
Mandatory redeemable preferred stock         500,007         500,007
Stockholders' equity:
Step-up convertible preferred stock          349,990         349,990
Class A common stock, par value $0.10,
97,071,944 shares issued and outstanding       9,707           9,707
Class B common stock, par value $0.10,
121,404,858 shares and 120,979,123 shares
issued and outstanding, respectively          12,140          12,098
Capital in excess of par value of
common stock                                 649,792         636,100
Retained earnings                            107,679          77,479
Cumulative foreign currency translation
adjustment                                    10,244          10,244
Common stock held in treasury -
34,221,720 shares and
15,930,693 shares, at cost, respectively    (860,660)       (420,239)
                                          ----------      ----------
Total stockholders' equity                   278,892         675,379
                                          ----------      ----------
Total liabilities and stockholders'
 equity                                   $4,152,209      $3,865,534
                                          ==========      ==========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                FREEPORT-McMoRan COPPER & GOLD INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS

CAPITAL RESOURCES AND FINANCIAL CONDITION
Assets. FCX's assets increased by $286.7 million over 1996 primarily because of expenditures for property, plant and equipment. Accounts receivable from customers decreased 49 percent primarily because of lower copper and gold prices. Other assets increased during 1997 primarily because of a $19.6 million increase in deferred mining costs partially offset by PT-FI's sale of its ownership interest in certain infrastructure asset joint ventures, discussed below.

     PT-FI's 1998 capital expenditures are expected to approximate $225 million (other than for the fourth concentrator mill expansion discussed below), representing mine and mill sustaining capital and other long-term enhancement projects. Funding is expected to be provided by operating cash flow, PT-FI's bank credit facilities ($641.0 million commitment available at February 20, 1998, subject to $547.4 million borrowing base availability) and other financing sources. Capital expenditures in 1998 for the fourth concentrator mill expansion are expected to approximate $160 million, including the coal-fired power plant and related facilities. The new power plant facilities will not only provide the required power for the expanded operations but also improve the profitability of existing operations, which currently use power generated by higher cost diesel-fueled facilities. Rio Tinto will finance approximately $60 million of these capital expenditures in accordance with the joint venture arrangements (Note 2). Incremental cash flow attributable to such expansion projects will be shared 60 percent PT-FI and 40 percent Rio Tinto. PT-FI has assigned its interest in such incremental cash flow to Rio Tinto until Rio Tinto has received an amount equal to the funds loaned to PT-FI plus interest based on Rio Tinto's cost of borrowing. The incremental production from the expansion, as well as production from PT-FI's existing operations, will share proportionately in operating and administrative costs. PT-FI will continue to receive 100 percent of cash flow from specified annual amounts of copper, gold and silver through 2021 calculated by reference to its proved and probable reserves as of December 31, 1994.

Construction began in 1996 on PT Smelting's 200,000 metric tons of metal per year copper smelter/refinery complex in Gresik, Indonesia. The estimated aggregate project cost, before working capital requirements, is approximately $625 million. The project is being financed with a $300 million nonrecourse term loan and a $110 million working capital facility from a group of commercial banks. The remaining funding is being provided pro-rata by PT-FI (25 percent) and the other owners (75 percent). PT-FI expects its 1998 cash investment in the smelter to total approximately $3 million. Upon completion of the Gresik smelter in mid-1998 and the PT-FI fourth concentrator mill expansion, FCX anticipates that approximately 50 percent of PT-FI's annual concentrate production will be sold to Atlantic and PT Smelting at market prices.

Infrastructure Asset Sales. In March 1997, PT-FI completed the final $75 million sale of infrastructure assets to joint ventures owned one-third by PT-FI and two-thirds by P.T. ALatieF Nusakarya Corporation (ALatieF), an Indonesian investor. The sales to the ALatieF joint ventures totaled $270.0 million during the period from December 1993 to March 1997. PT-FI subsequently sold its one-third interest in the joint ventures to ALatieF and is leasing the assets under infrastructure asset financing arrangements. PT-FI continues to guarantee an approximate $50 million bank loan associated with the purchases. PT-FI no longer consolidates the joint ventures. Because of PT-FI's sale of its interest in the joint ventures and the resulting change in accounting for these transactions as infrastructure asset financings rather than consolidation, PT-FI's interest expense is higher and minority interest charges are lower. In December 1997, PT-FI completed a $366.4 million sale, including $74.4 million for the remaining costs expected to be incurred to complete construction, of the new power plant facilities associated with the fourth concentrator mill expansion to the joint venture that owns the assets which already provide electricity to PT-FI.
The purchase price included $123.2 million for Rio Tinto's share of the new power plant facilities. Sales to the power joint venture totaled $581.4 million through 1997 including $458.2 million of PT-FI owned assets. PT-FI subsequently sold its 30 percent interest in the joint venture to the other partners and is purchasing power under infrastructure asset financing arrangements pursuant to a power sales agreement.

Liabilities and Stockholders' Equity. FCX's liabilities rose by $683.2 million over 1996, primarily reflecting an increase in total debt. Current liabilities decreased primarily because of a $45.7 million decrease in the current portion of long-term debt at Atlantic and a $71.5 million decrease in accrued income taxes partially offset by an increase in unearned customer receipts because of lower copper and gold prices. Deferred income taxes increased $43.4 million because of timing differences related to tax and book depreciation of property, plant and equipment. Equity declined by $396.5 million from 1996 primarily because of $439.8 million of FCX common stock purchases.

                FREEPORT-McMoRan COPPER & GOLD INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Years Ended December 31,
                          ------------------------------------------
                             1997            1996            1995
                          ----------      ----------      ----------
                                        (In Thousands)
Convertible Exchangeable Preferred Stock:
Balance at beginning
of year                   $        -      $  223,900      $  223,900
Conversions to Class A
 common stock                      -        (221,093)              -
Redemptions                        -          (2,807)              -
                          ----------      ----------      ----------
  Balance at end of year           -               -         223,900
                          ----------      ----------      ----------

Step-Up Convertible Preferred Stock:
Balance at beginning
of year                      349,990         350,000         350,000
Conversions to Class A
common stock                       -             (10)              -
                          ----------      ----------      ----------
  Balance at end of year     349,990         349,990         350,000
                          ----------      ----------      ----------

Class A common stock:
Balance at beginning
of year                        9,707           8,804           6,597
Conversions of preferred
stock and Class B
common stock                       -             903           2,207
                          ----------      ----------      ----------
  Balance at end of year       9,707           9,707           8,804
                          ----------      ----------      ----------

Class B common stock:
Balance at beginning
of year                       12,098          11,862          13,998
Conversions to Class A
common stock                       -               -          (2,207)
Exercised stock options           42             236              71
                          ----------      ----------      ----------
  Balance at end of year      12,140          12,098          11,862
                          ----------      ----------      ----------

Capital in excess of par value of common stock:
Balance at beginning
of year                      636,100         376,054         362,557
Conversions of preferred
stock                              -         220,073               -
Exercised stock options       13,692          39,973          13,497
                          ----------      ----------      ----------
  Balance at end of year     649,792         636,100         376,054
                          ----------      ----------      ----------

Retained earnings:
Balance at beginning
of year                       77,479          78,565          41,663
Net income                   245,108         226,249         253,618
Cash dividends on
common stock                (178,341)       (175,766)       (137,563)
Dividends on preferred
stock                        (36,567)        (51,569)        (54,153)
Purchase of Freeport
Copper Company                     -               -         (25,000)
                          ----------      ----------      ----------
  Balance at end of year     107,679          77,479          78,565
                          ----------      ----------      ----------

Cumulative foreign currency translation adjustment:
Balance at beginning
of year                       10,244          10,244          (3,740)
Adjustment                         -               -          13,984
                          ----------      ----------      ----------
  Balance at end of year      10,244          10,244          10,244
                          ----------      ----------      ----------

  Common stock held in treasury:
Balance at beginning
of year                     (420,239)       (177,755)              -
  Purchase of 18,270,500,
  7,576,500 and 7,685,100
  shares, respectively      (439,827)       (221,565)       (177,755)
  Tender of 20,527 and
  669,093 shares,
  respectively, to FCX to
  exercise stock options        (594)        (20,919)              -
                          ----------      ----------      ----------
  Balance at end of year    (860,660)       (420,239)       (177,755)
                          ----------      ----------      ----------
Total stockholders'
equity                    $  278,892      $  675,379      $  881,674
                          ==========      ==========      ==========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                FREEPORT-McMoRan COPPER & GOLD INC.

                   NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The consolidated financial statements of Freeport-McMoRan Copper & Gold Inc. (FCX) include its majority-owned subsidiaries, P.T. Freeport Indonesia Company (PT-FI) and P.T. IRJA Eastern Minerals Corporation (Eastern Mining), as well as its wholly owned subsidiary, Atlantic Copper, S.A. (Atlantic). FCX's unincorporated joint ventures with Rio Tinto plc (Rio Tinto) are reflected using the proportionate consolidation method in accordance with standard industry practice (Note 2). PT-FI's investment in P.T. Smelting Co. (PT Smelting) is accounted for under the equity method (Note 10). All significant intercompany transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

Use of Estimates. The preparation of FCX's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates include the pricing of open concentrate sales, useful lives for depreciation and amortization, allowances for obsolete inventory, reclamation and environmental obligations, postretirement and other employee benefits, valuation allowances for deferred tax assets, future cash flow associated with assets and proved and probable reserves. Actual results could differ from those estimates.

Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

Inventories. Inventories are stated at the lower of cost or market. PT-FI uses the average cost method and Atlantic uses the first-in, first-out (FIFO) cost method.

Property, Plant and Equipment. Property, plant and equipment are carried at cost. Mineral exploration costs are expensed as incurred, except in the year a property is deemed to contain a viable mineral deposit, in which case they are capitalized. Development costs, including interest incurred during the construction and development period, are capitalized. Expenditures for replacements and improvements are capitalized. Depreciation for mining and milling life-of-mine assets is determined using the unit-of-production method based on estimated recoverable copper reserves. Other assets are depreciated on a straight-line basis over estimated useful lives of 15 to 20 years for buildings and 3 to 25 years for machinery and equipment.

Income Taxes. FCX accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS 109). Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

Reclamation and Mine Closure. Estimated reclamation and mine closure costs for PT-FI's current mining operations in Indonesia are accrued and charged to income over the estimated life of the mine by the unit-of-production method based on estimated recoverable copper reserves. Expenditures resulting from the remediation of conditions caused by past operations which do not contribute to future revenue generation are expensed.

Financial Contracts. FCX has entered into financial contracts to manage certain market risks resulting from fluctuations in commodity prices (primarily copper and gold), foreign exchange rates and interest rates by creating offsetting market exposures. FCX views all of its financial contracts as hedges as it does not engage in speculative activity. Costs or premiums and gains or losses on the contracts, including closed contracts, are recognized with the hedged transaction. Also, gains or losses are recognized if the hedged transaction is no longer expected to occur or if deferral criteria are not met. FCX monitors its credit risk on an ongoing basis and considers this risk to be minimal because its contracts are with a diversified group of financially strong counterparties.

     At December 31, 1997, FCX had redeemable preferred stock indexed to commodities, deferred costs on foreign exchange option contracts, open foreign exchange forward contracts, open forward copper sales and purchase contracts, and interest rate swap contracts (Note 11). Redeemable preferred stock indexed to commodities is treated as a hedge of future produciton and is carried at its original issue value.
As redemption payments occur, differences between the carrying value and the redemption payment will be recorded as an adjustment to revenues.

     Atlantic hedges its anticipated Spanish peseta cash flows with foreign exchange option contracts and foreign exchange forward contracts. Gains and losses, including costs, on option contracts that qualify as hedges for accounting purposes are recognized in income when the underlying hedged transaction is recognized or when a previously anticipated transaction is no longer expected to occur. Changes in market value of forward exchange contracts which protect anticipated transactions are recognized in the period incurred. Atlantic's purchases of copper concentrate are priced at approximately the same time as its sales of the refined copper, thereby protecting Atlantic from most copper price risk. Atlantic enters into futures contracts to hedge its price risk whenever its physical purchases and sales pricing periods do not match. Gains and losses on futures contracts are recognized with the hedged transaction.

     FCX has interest rate swap contracts to fix the interest rates on a portion of its floating rate debt. The costs associated with these contracts are amortized to interest expense over the terms of the agreements.

Concentrate Sales. Revenues from PT-FI's concentrate sales are recorded net of royalties, treatment costs and the impact of the price protection program (Note 11). PT-FI's concentrate sales agreements, including its sales to Atlantic, provide for provisional billings based on world metals prices when shipped, primarily using then current prices on the London Metal Exchange (LME), with actual settlement on the copper portion generally based on the average LME price for a specified future month (quotational period). Copper revenues on provisionally priced open pounds are adjusted monthly based on then current prices. At December 31, 1997, FCX had consolidated copper sales totaling 323.3 million pounds recorded at an average price of $0.74 per pound remaining to be finally priced. Approximately 70 percent of these open pounds are expected to be finally priced during the first quarter of 1998 with the remaining pounds to be priced during the second quarter of 1998. A one cent movement in the average price used for these open pounds will have an approximate $1.6 million impact on FCX's 1998 net income. Gold sales are priced according to individual contract terms, generally the average London Bullion Market Association price for the month of shipment.

     In December 1991, PT-FI and the Government of Indonesia (GOI) signed a Contract of Work (COW) with a 30-year term and two 10-year extensions permitted. Under the COW PT-FI pays the GOI a royalty of
1.5 percent to 3.5 percent on the value of copper sold, net of delivery costs, treatment charges and other selling costs, and a 1.0 percent royalty on gold and silver sales. The royalties totaled $31.4 million in 1997, $30.4 million in 1996 and $42.0 million in 1995. PT-FI has agreed with the GOI that on production in excess of 200,000 metric tons of ore per day (MTPD) it will pay a second royalty.

Foreign Currencies. Effective January 1, 1996, Atlantic changed its functional currency from the Spanish peseta to the U.S. dollar.
This resulted from the significant changes in Atlantic's operations related to its expansion and the sale of its mining operations in Spain. Previously, Atlantic's assets and liabilities that were denominated in pesetas were translated to U.S. dollars using the exchange rate in effect at the balance sheet date, with translation adjustments recorded as a component of stockholders' equity.

Transaction gains and losses associated with Atlantic's peseta-denominated and PT-FI's rupiah-denominated monetary assets and liabilities are included in net income. Net Atlantic transaction gains totaled $16.6 million in 1997 and $10.3 million in 1996. Atlantic's net peseta-denominated monetary liabilities totaled $70.3 million at December 31, 1997 based on an exchange rate of 150.7 pesetas to one dollar. PT-FI's net rupiah-denominated monetary assets totaled $14.2 million at December 31, 1997 based on an exchange rate of 7,450 rupiah to one dollar. Net PT-FI transaction losses related to these net rupiah-denominated monetary assets totaled $6.3 million in 1997, and were not material in 1996 and 1995.

Earnings Per Share. In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS 128, "Earnings Per Share," which simplifies the computation of earnings per share (EPS). FCX adopted SFAS 128 in the fourth quarter of 1997 and restated prior years' EPS data as required by SFAS 128.

     Basic net income per share of common stock was calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year. From January 1, 1998 through January 20, 1998, FCX purchased 3.3 million shares under its open market share purchase program. Diluted net income per share of common stock was calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year plus dilutive stock options which represented 1.3 million shares in 1997, 1.8 million shares in 1996 and 0.9 million shares in 1995.

     Options to purchase common stock that were outstanding during the years presented but were not included in the computation of diluted EPS totaled 2.3 million options at an average exercise price of approximately $33 per share in 1997 and 1.8 million options at an average exercise price of approximately $35 per share in 1996. These were excluded because the options' exercise price was greater than the average market price of the common shares. The FCX preferred stock outstanding was not included in the computation of diluted EPS because including them would have increased EPS. The preferred stock was convertible into 11.7 million shares of common stock in 1997 and 1996, and 20.8 million shares of common stock in 1995. Dividends accrued on convertible preferred stock totaled $21.0 million in 1997 and 1996, and $36.7 million in 1995.

2.  OWNERSHIP AND JOINT VENTURES WITH RIO TINTO

In 1995, Freeport-McMoRan Inc. (FTX), the former parent of FCX, completed its restructuring by distributing all the shares of FCX Class B common stock which it owned to FTX common stockholders. As a result of this distribution, FTX no longer owns any interest in FCX. Prior to the distribution, Rio Tinto purchased 23.9 million shares of FCX Class A common stock (approximately 12 percent of the then outstanding common stock of FCX) from FTX.

     FCX's direct ownership in PT-FI totaled 81.3 percent at December 31, 1997 and 1996. FCX also owns 49 percent of P.T. Indocopper Investama Corporation (PT-II), a 9.4 percent owner of PT-FI, bringing FCX's total ownership in PT-FI to 85.9 percent at December 31, 1997 and 1996. At December 31, 1997, PT-FI's net assets totaled $485.5 million, including $281.9 million of retained earnings. FCX has various intercompany loans to PT-FI totaling $982.5 million at December 31, 1997. In March 1997, PT Nusamba Mineral Industri (NMI), a subsidiary of P.T. Nusantara Ampera Bakti, acquired from a third party approximately 51 percent of the capital stock of PT-II. NMI financed $254.0 million of the $315.0 million purchase price with a variable rate commercial loan maturing in March 2002. The purchase price was based in part on FCX's market value using its publicly traded common stock price at the time of the transaction. FCX has agreed that if NMI defaults on the loan, FCX will purchase the PT-II stock or the lenders' interest in the commercial loan for the amount then due by NMI under the loan. FCX also agreed to lend to NMI any shortfalls between the interest payments due on the commercial loan and the dividends received by NMI from PT-II. At December 31, 1997, $7.6 million was due in March 2002 from NMI because of interest payment shortfalls. The amount of any future shortfalls will depend primarily on the level of PT-FI's dividends to PT-II.

          FCX's direct ownership in Eastern Mining totaled 90
percent at December 31, 1997 and 1996. PT-II owns the remaining 10 percent of Eastern Mining, bringing FCX's total ownership in Eastern Mining to 94.9 percent at December 31, 1997 and 1996.

FCX owns 100 percent of the outstanding Atlantic stock. At December 31, 1997, Atlantic's net assets totaled $47.3 million and FCX had outstanding advances to Atlantic totaling $30.3 million. Atlantic is not expected to pay dividends in the near future.

Joint Ventures With Rio Tinto. FCX and Rio Tinto have established exploration and expansion joint ventures. Pursuant to the exploration joint ventures, Rio Tinto has a 40 percent interest in future development projects under PT-FI's COW and Eastern Mining's COW. Under the arrangements, Rio Tinto funded $100 million in 1996 for approved exploration costs in the areas covered by the PT-FI COW and Eastern Mining COW. As of December 31, 1997, $11.4 million in PT-FI's Block A remains to be applied to the $100 million Rio Tinto exploration funding and is classified as a current liability. Mutually agreed upon exploration costs in PT-FI's Block B and Eastern Mining's COW areas are now being shared 60 percent by FCX and 40 percent by Rio Tinto.

     Pursuant to the expansion joint venture, Rio Tinto has a 40 percent interest in certain assets and future production exceeding specified annual amounts of copper, gold and silver through 2021. FCX and Rio Tinto are expected to complete construction on the "fourth concentrator mill expansion" of PT-FI's facilities during the first half of 1998. Costs for the expansion are expected to approximate $960 million, including both working capital and a coal-fired power plant and related facilities. The new power plant facilities were sold in December 1997 to a joint venture that owns assets which provide electricity to PT-FI (Note 8).

     To finance the expansion, Rio Tinto agreed to make available to PT-FI a nonrecourse loan of up to $450 million. Through December 31, 1997, Rio Tinto has funded $744.0 million of expansion costs ($446.4 million loaned to PT-FI and the remainder funded directly by Rio Tinto). Expansion costs above $750 million will be funded 60 percent by PT-FI and 40 percent by Rio Tinto except for approximately $80 million for costs to be funded by PT-FI to enhance the profitability of PT-FI's existing operations. Incremental cash flow attributable to such expansion projects will be shared 60 percent PT-FI and 40 percent Rio Tinto. PT-FI has assigned its interest in such incremental cash flow to Rio Tinto until Rio Tinto has received an amount equal to the funds lent to PT-FI plus interest based on Rio Tinto's cost of borrowing. The incremental production from the expansion, as well as production from PT-FI's existing operations, will share proportionately in operating and administrative costs. PT-FI will continue to receive 100 percent of cash flow from specified annual amounts of copper, gold and silver through 2021 calculated by reference to its proved and probable reserves as of December 31, 1994 (Note 14).

3.   INVENTORIES

The components of product inventories follow (in thousands):

                                              December 31,
                                          -------------------
                                            1997       1996
                                          --------   --------
     PT-FI: Concentrates - Average Cost   $ 16,118   $ 36,043
     Atlantic: Concentrates -FIFO           72,088     78,374
               Work in process - FIFO       26,501     40,719
               Finished goods - FIFO         6,087      6,765
                                          --------   --------
     Total product inventories            $120,794   $161,901
                                          ========   ========

      The average cost method was used to determine the cost of essentially all materials and supplies inventory at December 31, 1997 and 1996. Materials and supplies inventory is net of obsolescence reserves totaling $29.5 million at December 31, 1997 and $19.3 million at December 31, 1996.

4.   PROPERTY, PLANT AND EQUIPMENT, NET

The components of net property, plant and equipment follow (in thousands):

                                           December 31,
                                      -----------------------
                                         1997          1996
                                      ----------   ----------
Exploration, development and other    $  929,844   $  815,869
Buildings and infrastructure             717,518      973,850
Machinery and equipment                1,281,903    1,217,872
Mobile equipment                         355,802      256,570
Infrastructure assets                    930,399      368,612
Construction in progress                 397,272      344,580
                                      ----------    ---------
   Property, plant and equipment       4,612,738    3,977,353
Accumulated depreciation and
  amortization                        (1,091,023)    (888,709)
                                      ----------   ----------
  Property, plant and equipment, net  $3,521,715   $3,088,644
                                      ==========   ==========

Exploration, development and other include $124.8 million of excess costs related to investments in consolidated subsidiaries which are amortized over the lives of the related assets. Property, plant and equipment are net of grants from the Spanish government totaling $52.8 million. The grants are contingent on Atlantic meeting specified conditions.

5.   REDEEMABLE PREFERRED STOCK

     FCX has outstanding 6.0 million depositary shares representing 300,000 shares of its Gold-Denominated Preferred Stock. Each depositary share has a cumulative quarterly cash dividend equal to the value of 0.000875 ounce of gold and will be redeemed in August 2003 for the cash value of 0.1 ounce of gold.

     FCX has outstanding 4.3 million depositary shares representing 215,279 shares of its Gold-Denominated Preferred Stock, Series II. Each depositary share has a cumulative quarterly cash dividend equal to the value of 0.0008125 ounce of gold and will be redeemed in February 2006 for the cash value of 0.1 ounce of gold.

     FCX has outstanding 4.8 million depositary shares representing 119,000 shares of its Silver-Denominated Preferred Stock. Each depositary share has a cumulative quarterly cash dividend equal to the value of 0.04125 ounce of silver. Beginning in August 1999, FCX will redeem the underlying Silver-Denominated Preferred Stock in eight equal annual installments.

6.  STOCKHOLDERS' EQUITY

Common Stock. FCX has 473.6 million authorized shares of capital stock consisting of 423.6 million shares of common stock and 50.0 million shares of preferred stock. FCX has two classes of common stock which differ only as to their voting rights for the directors of FCX. Holders of Class B common stock elect 80 percent of the FCX directors while holders of Class A common stock and preferred stock elect 20 percent.

     Preferred Stock. In 1996, FCX called for redemption its depositary shares representing Convertible Exchangeable Preferred Stock. Prior to the redemption date, holders of 8.8 million depositary shares converted their shares into 9.0 million FCX Class A common shares. FCX paid $2.9 million in January 1997 to redeem the remaining 0.1 million depositary shares.

     FCX has outstanding 14.0 million depositary shares representing 700,000 shares of its Step-Up Convertible Preferred Stock. Each depositary share has a cumulative $1.75 annual cash dividend (payable quarterly) and a $25 liquidation preference, and is convertible at the option of the holder into 0.835 shares of FCX Class A common stock. Through August 1999, FCX may redeem these depositary shares for 0.835 shares of FCX Class A common stock per depositary share if the market price of FCX Class A common stock exceeds $37.43 per share for 20 trading days within any period of 30 consecutive trading days. Thereafter, FCX may redeem these depositary shares at $25 per share (payable in FCX Class A common stock, cash or a combination of both, at FCX's option) plus accrued and unpaid dividends.

Stock Options. In 1995, FCX's shareholders adopted the Adjusted Stock Award Plan to provide for the issuance of certain stock awards to employees, officers and directors of FTX in connection with FTX's distribution of FCX shares. Under this plan, FCX made a one time grant of awards to purchase up to 10.7 million Class B common shares, including stock appreciation rights (SARs), at prices equivalent to the original FTX price at date of grant as adjusted for the proportionate market value of FCX shares at the time of the distribution. All options granted under this plan expire 10 years from the original FTX date of grant.

     FCX's shareholders adopted the 1995 Stock Option Plan (the 1995
Plan) to provide for the issuance of stock options and other stock-based awards (including SARs) at no less than market value at the time of grant. Under this plan, FCX can grant options to eligible participants to purchase up to 10 million Class B common shares. Options granted under the 1995 Plan expire 10 years after the date of grant. FCX's shareholders also adopted the 1995 Stock Option Plan for Non-Employee Directors (the Director Plan) authorizing FCX to grant options to purchase up to 2 million shares. Options granted under the Director Plan are exercisable in 25 percent annual increments beginning one year from the date of grant and expire 10 years after the date of grant. Under certain options, FCX will pay cash to the optionee equal to an amount based on the maximum individual federal income tax rate in effect at the time of exercise. Options for 7.6 million shares under the 1995 Plan and 1.7 million shares under the Director Plan were available for new grants as of December 31, 1997. A summary of stock options outstanding, including 1.4 million SARs, follows:

                         1997                  1996               1995
                --------------------- --------------------  -----------------
                             Weighted             Weighted           Weighted
                  Number     Average    Number    Average   Number   Average
                    of       Option       of      Option      of     Option
                  Options     Price     Options    Price    Options   Price
                ---------- ---------- ---------- ---------  -------  --------
Balance at
January 1        7,990,083     $23.04  9,770,040    $18.59     -       $ -
  Granted upon
   FTX restructuring   -          -        -           -   10,715,351   18.53
  Granted          856,900      29.18  1,909,200     34.71    170,000   26.69
  Exercised       (579,612)     18.47 (3,538,945)    17.07 (1,075,868)  19.11
  Expired/
   Forfeited      (201,534)     30.45   (150,212)    22.66    (39,443)  22.49
                ----------            ----------           ----------
Balance at
December 31      8,065,837      23.84  7,990,083     23.04  9,770,040   18.59
                ==========            ==========           ==========

      Summary information of fixed stock options outstanding at December 31, 1997 follows:

                             Options Outstanding           Options Exercisable
                            -----------------------------  -------------------
                                       Weighted   Weighted          Weighted
                            Number     Average    Average  Number   Average
                              of      Remaining   Option    of      Option
Range of Exercise Prices    Options       Life    Price   Options   Price
------------------------  ----------  ----------  ------ ---------  ------
     $13.10 to $19.37      1,265,326   3.2 years  $17.71 1,265,326  $17.71
     $19.93 to $29.19      3,711,767   5.6 years   21.89 2,814,235   20.26
     $30.44 to $35.50      1,660,342   8.3 years   34.95   352,183   34.75
                          ----------                    ----------
                           6,637,435                     4,431,744
                          ==========                    ==========

     FCX has adopted the disclosure-only provisions of SFAS No. 123 and continues to apply APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. FCX recognized a $25.3 million gain in 1997 and charges totaling $12.7 million in 1996 and $29.8 million in 1995 for the cost of SARs caused by the fluctuations in FCX's common stock price. Had compensation cost for FCX's fixed stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS 123, FCX's stock-based compensation costs would have increased by $6.3 million ($3.4 million to net income or $0.02 per share) in 1997, $2.4 million ($1.3 million to net income or $0.01 per share) in 1996 and $0.2 million ($0.1 million to net income) in 1995. For the pro forma computations, the fair values of the fixed option grants were estimated on the dates of grant using the Black-Scholes option-pricing model. The weighted average fair value for fixed stock option grants was $10.24 per option in 1997, $12.09 per option in 1996 and $8.34 per option in 1995. The weighted average assumptions used include a risk-free interest rate of 6.9 percent in 1997, 6.6 percent in 1996 and 6.4 percent in 1995; expected volatility of 30 percent in 1997, 26 percent in 1996 and 29 percent in 1995; expected lives of 10 years and an annual dividend of $0.90 per share. The pro forma effects on net income for 1997, 1996 and 1995 are not representative of future years because FCX first adopted its stock option plans in 1995. No other discounts or restrictions related to vesting or the likelihood of vesting of fixed stock options were applied.

7.   INCOME TAXES

The components of FCX's deferred taxes follow (in thousands):

                                                December 31,
                                          --------------------------
                                             1997            1996
                                          ----------      ----------
Deferred tax asset:
Foreign tax credits                       $  137,784      $  103,578
U.S. alternative minimum tax credits          49,946          43,906
Atlantic net operating loss carryforwards     97,400          85,858
Deferred compensation                          5,898          16,607
Intercompany profit elimination                8,141          16,217
Obsolescence reserve                           8,095           5,089
Valuation allowance                         (285,130)       (233,342)
                                          ----------      ----------
Total deferred tax asset                      22,134          37,913
                                          ----------      ----------
Deferred tax liability:
Property, plant and equipment               (423,515)       (396,493)
Other                                         (1,666)         (1,104)
                                          ----------      ----------
Total deferred tax liability                (425,181)       (397,597)
                                          ----------      ----------
Net deferred tax liability                $ (403,047)     $ (359,684)
                                          ==========      ==========
     FCX has provided a valuation allowance equal to its tax credit carryforwards ($187.7 million at December 31, 1997 and $147.5 million at December 31, 1996) as these would only be used should FCX be required to pay regular U.S. tax, which is considered unlikely for the foreseeable future. Atlantic is subject to taxation in Spain and FCX has provided a valuation allowance equal to the future tax benefits resulting from $278.3 million of net operating losses at December 31, 1997 which expire through the year 2004 and $245.3 million of net operating losses at December 31, 1996, because Atlantic has not generated taxable income in recent years.

     FCX's U.S. federal income tax returns for the years 1990-1992 and PT-FI's 1994 Indonesian income tax return are currently under examination. In January 1998, PT-FI settled and paid assessments from the Indonesian tax authorities for the years 1989-1993 with no material adverse effect on the consolidated financial condition or results of operations of FCX.

     The provision for income taxes consists of the following (in thousands):

                             1997            1996            1995
                          ----------      ----------      ----------
Current income taxes:
Indonesian                $  159,713      $  182,354      $  197,409
United States and other        9,885          10,620          13,900
                          ----------      ----------      ----------
                             169,598         192,974         211,309
Deferred Indonesian taxes     61,717          54,194          22,735
                          ----------      ----------      ----------
                          $  231,315      $  247,168      $  234,044
                          ==========      ==========      ==========
     Reconciliations of the differences between income taxes computed at the contractual Indonesian tax rate and income taxes recorded follow (dollars in thousands):

                            1997                1996              1995
                  ---------------------  ------------------  ----------------
                    Amount      Percent    Amount   Percent  Amount   Percent
                  ----------    -------  ---------- -------  -------- -------
Income taxes
computed at the
contractual
Indonesian
tax rate          $  180,868       35%   $  182,681    35%   $190,667     35%
Indonesian withholding tax on:
  Earnings/
  dividends           21,886        4        37,097     7      24,025      4
  Interest             6,818        1         7,590     1       8,256      2
Increase (decrease)
attributable to:
  Intercompany
  interest
  expense            (24,192)      (5)      (21,260)   (4)    (23,780)    (4)
  Parent company
  costs               24,926        5        11,498     2       5,978      1
  Indonesian
  presidential
  decree               9,643        2           -       -         -        -
  U.S. alternative
  minimum tax          8,500        2         9,500     2      13,900      3
  Atlantic net
  loss (income)       (1,187)       -         8,378     2      13,225      2
  Other, net           4,053        1        11,684     2       1,773      -
                  ----------  -------    ----------  ------- --------- ------
Provision for
income taxes      $  231,315       45%   $  247,168    47%   $234,044     43%
                  ==========  =======    ==========  ======= ========= ======

8.  LONG-TERM DEBT

                                                 December 31,
                                          -------------------------
                                             1997           1996
                                          ----------     ----------
                                               (In Thousands)
Notes payable:
  FCX and PT-FI credit facilities,
  average rate 6.4% in 1997
  and 6.2% in 1996                        $  250,000      $   95,000
  Rio Tinto loan including accrued
  interest, average rate 5.8%
  in 1997 and 5.7% in 1996  (Note 2)         464,360          76,200
  Atlantic facility, average rate
  7.2% in 1997 and 7.3% in 1996              291,276         277,500
  Equipment loan, average rate
  8.1% in 1997 and 1996                       49,000          56,000
  ALatieF loan, average rate
  8.2% in 1996                                  -             51,000
  Other, primarily  Atlantic borrowings       78,273         103,697
9 3/4% Senior Notes due 2001                 120,000         120,000
7.50% Senior Notes due 2006                  200,000         200,000
7.20% Senior Notes due 2026                  250,000         250,000
Infrastructure asset financings, net         686,073         333,519
                                          ----------      ----------
                                           2,388,982       1,562,916
Less current portion and
short-term borrowings                         80,852         136,617
                                          ----------      ----------
                                          $2,308,130      $1,426,299
                                          ==========      ==========

Notes Payable. In 1996, the FCX and PT-FI credit facilities were amended to increase the availability under the facilities by $250 million to a combined total of $1 billion. PT-FI retained its $550 million facility ($485.0 million of additional borrowings available at December 31, 1997) and FCX and PT-FI now have a separate $450 million facility ($265.0 million of additional borrowings available at December 31, 1997). These credit facilities are also subject to a borrowing base, scheduled to be redetermined during the second quarter by the banks, which had $656.0 million available at December 31, 1997. These variable rate revolving facilities are available until December 2002, provide for minimum working capital requirements, specified cash flow to interest coverage and restrictions on other borrowings. PT-FI assigned its existing and future sales contracts and pledged its rights under the COW and most of its assets as security for its borrowings.

     In October 1997, Atlantic restructured its variable rate project financing (the Atlantic Facility) to include the balance of the original $225 million term loan ($206.3 million balance), the original $65 million working capital facility ($65 million balance) and a new $20 million term loan, all nonrecourse to FCX. The term portion of the facility will be repaid quarterly beginning April 1999 and matures October 2004. The working capital facility matures April 2003. The Atlantic Facility requires certain hedging arrangements, restricts other borrowings and specifies certain minimum coverage ratios. The Atlantic Facility is secured by 51 percent of Atlantic's capital stock.

     In 1994, FCX entered into a $70 million variable rate equipment loan secured by certain PT-FI assets. In 1995, FCX fixed the interest rate on the loan at 8.1 percent. Principal payments total $7.0 million annually with a final payment in December 2001.

Senior Notes. In 1996, FCX sold publicly its 7.50% Senior Notes Due 2006 (the 2006 Notes) for net proceeds of $197.5 million and its 7.20% Senior Notes Due 2026 (the 2026 Notes) for net proceeds of $248.0 million. Interest is payable semiannually in May and November of each year. The holder of each 2026 Note may elect early repayment in November 2003. The Notes are redeemable at the option of FCX at the greater of (a) their principal amount or (b) the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis at the applicable treasury rate plus 30 basis points, together with, in either case, accrued interest to the date of redemption.

     Infrastructure Asset Financings. In March 1997, PT-FI completed the final $75.0 million sale of infrastructure assets to joint ventures owned one-third by PT-FI and two-thirds by P.T. ALatieF Nusakarya Corporation (ALatieF), an Indonesian investor. The sales to the ALatieF joint ventures totaled $270.0 million during the period from December 1993 to March 1997. PT-FI subsequently sold its one-third interest in the joint ventures to ALatieF and is leasing the infrastructure assets under infrastructure asset financing arrangements. PT-FI continues to guarantee an approximate $50 million bank loan associated with the purchases. PT-FI no longer consolidates the joint ventures. At December 31, 1997, the ALatieF infrastructure asset financings totaled $141.0 million.

In December 1997, PT-FI completed a $366.4 million sale, including $74.4 million for the remaining costs expected to be incurred to complete construction, of the new power plant facilities associated with the fourth concentrator mill expansion to the joint venture that owns the assets which already provide electricity to PT-FI.
The purchase price included $123.2 million for Rio Tinto's share of the new power plant facilities. Sales to the power joint venture totaled $581.4 million through 1997 including $458.2 million of PT-FI owned assets. PT-FI subsequently sold its 30 percent interest in the joint venture to the other partners and is purchasing power under infrastructure asset financing arrangements. At December 31, 1997, the infrastructure asset financing obligations pursuant to the power sales agreement totaled $436.7 million.

     In 1995, PT-FI sold certain of its port, marine, logistics and construction equipment and facilities for $100.0 million and sold $48.0 million of its aviation assets to a joint venture, 25 percent owned by PT-FI. PT-FI guarantees certain of the bank loans totaling approximately $80 million associated with these sales. PT-FI is leasing these assets under infrastructure asset financing arrangements. At December 31, 1997, the obligations under these infrastructure asset financings totaled $103.1 million.

Maturities. Maturities of debt instruments and infrastructure asset financings based on the amounts and terms outstanding at December 31, 1997 totaled $80.9 million in 1998, $76.1 million in 1999,
$111.3 million in 2000, $222.5 million in 2001, $380.0 million in
2002 and $1,518.2 million thereafter.

Capitalized Interest. Capitalized interest totaled $23.0 million in 1997, $23.0 million in 1996 and $49.8 million in 1995.

9.  TRANSACTIONS WITH FTX AND FMS, AND EMPLOYEE BENEFITS

Management Services Agreement. Through December 31, 1995, FTX furnished certain management and administrative services to FCX under a management services agreement. These costs, which included related overhead, totaled $55.5 million in 1995. In 1996, FM Services Company (FMS), a newly formed entity owned 40 percent by FCX, began providing certain administrative, financial and other services that were previously provided by FTX on a similar cost-reimbursement basis. These costs totaled $44.7 million in 1997 and $45.2 million in 1996. Management believes these costs do not differ materially from the costs that would have been incurred had the relevant personnel providing these services been employed directly by FCX. Through December 31, 1995, all U.S.-based employees as well as expatriate employees overseas were employed by FTX. In 1996, all U.S. and expatriate employees performing direct services for FCX or its affiliates other than those employed by FMS became FCX employees.

Pension Plans.   In 1996, FCX and FMS established defined benefit
pension plans to cover substantially all U.S. and certain overseas employees. Employees transferred from FTX retained their accumulated benefits. In 1996, FCX and FMS changed the pension benefit formula to a cash balance formula from the prior benefit calculation based on years of service and final average pay. Under the amended plan, FCX and FMS credit each participant's account annually with at least 4 percent of the participant's qualifying compensation. Additionally, interest is credited annually to each participant's account balance. FCX and FMS fund their respective pension liabilities in accordance with Internal Revenue Service guidelines. Additionally, for those employees in the qualified defined benefit plan whose benefits are limited under federal income tax laws, FCX
and FMS sponsor unfunded, nonqualified plans.   Information on the
FCX plans follows  (in thousands):

                                    December 31,
                                 -------------------
                                  1997        1996
                                 -------   ---------
Actuarial present value of benefit obligations
  (projected unit credit method):
  Vested                          $10,889   $  6,993
  Nonvested                           787        293
                                  -------   --------
Accumulated benefit obligations   $11,676   $  7,286
                                  =======   ========

Projected benefit obligations
  (projected unit credit method) $(13,652)  $(12,292)
Less plan assets at fair value      7,660      6,639
                                 --------   --------
Projected benefit obligations
  in excess of plan assets         (5,992)    (5,653)
Unrecognized net loss                 328      1,615
Unrecognized prior service costs     (927)    (1,075)
Unrecognized transition asset        (402)      (460)
                                 --------    --------
Accrued pension cost             $ (6,993)   $ (5,573)
                                 ========    ========

In determining the present value of benefit obligations, FCX used discount rates of 7.25 percent in 1997 and 7.75 percent in 1996, a 5 percent annual increase in future compensation levels and a 9 percent average expected rate of return on assets. Net periodic pension costs for the FCX plans totaled $1.4 million for 1997 and $2.1 million for 1996.

     PT-FI has a defined benefit plan denominated in Indonesian rupiah covering substantially all of its Indonesian national employees. PT-FI funds the plan in accordance with Indonesian pension guidelines. The actuarial present value of the accumulated benefit obligation, determined by the projected credit method, was $3.9 million and $9.2 million at December 31, 1997 and 1996, respectively, based on corresponding exchange rates of 7,450 rupiah to one U.S. dollar and 2,342 rupiah to one U.S. dollar. The projected benefit obligation at December 31, 1997 and 1996, was $7.2 million and $18.0 million, respectively, based on a discount rate of 11 percent and a 9 percent annual increase in future compensation levels on both dates. PT-FI's plan assets totaled $2.0 million at December 31, 1997 and $1.7 million at December 31, 1996.

     Atlantic has an unfunded contractual obligation denominated in Spanish pesetas to supplement amounts paid to retired employees.
The accrued liability totaled $69.4 million and $80.4 million at December 31, 1997 and 1996, respectively, based on corresponding exchange rates of 150.7 pesetas to one U.S. dollar and 131.4 pesetas to one U.S. dollar. Atlantic expensed $5.8 million in 1997, $6.8 million in 1996 and $7.1 million in 1995 for interest on this obligation. Cash payments were $7.5 million in 1997, $8.5 million in 1996 and $8.9 million in 1995. Under Spanish law, Atlantic is required to fund this obligation by mid-1999. The actuarial valuation of this obligation was $87.9 million at December 31, 1997 and $93.7 million at December 31, 1996, based on discount rates of 6 percent and 7 percent, respectively.

Other Benefits. FCX and FMS provide certain health care and life insurance benefits for retired employees, the cost of which was not material to the financial statements. The actuarial present value of FCX's accumulated postretirement obligation totaled $1.0 million at December 31, 1997 and $1.1 million at December 31, 1996. The initial health care cost trend rate used was 8.5 percent for 1997, decreasing 0.5 percent per year until reaching 5 percent. Based on the current plan provisions, a change in the trend rate would have no impact. The discount rate used was 7.25 percent for 1997 and
7.75 percent for 1996. FCX has the right to modify or terminate these benefits. FCX and FMS have other employee benefit plans, certain of which are related to FCX's performance, which costs are recognized currently in general and administrative expense.

10.  COMMITMENTS AND CONTINGENCIES

Environmental, Reclamation and Mine Closure. FCX believes that its operations are being conducted pursuant to applicable permits and are in compliance in all material respects with applicable environmental laws, rules and regulations. FCX incurs significant costs for environmental programs and projects.
In 1996, FCX began contributing to a fund designed to accumulate at least $100 million by the end of its Indonesian mine's life for eventual mine closure and reclamation.
Although the ultimate amount of reclamation and closure costs to be incurred is currently indeterminable, based on recent analyses PT-FI estimates that ultimate reclamation and closure costs may require as much as $100 million but would not exceed
$150 million. These costs will be incurred throughout the remaining life of the mine, which is currently estimated to exceed 30 years. FCX had $5.5 million accrued on a unit-of-production basis at December 31, 1997 for mine closure and reclamation costs, included in other liabilities. An increasing emphasis on environmental issues and future changes in regulations could require FCX to incur additional costs which would be charged against future operations. Estimates involving environmental matters are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

Long-Term Contracts and Operating Leases. Atlantic has commitments with parties other than PT-FI to purchase concentrate totaling 425,000 metric tons in 1998, 405,000 metric tons in 1999, 370,000 metric tons in 2000, 340,000 metric tons in 2001, 270,000 metric tons in 2002 and a total of 220,000 metric tons thereafter, at market prices.

     FCX's minimum annual contractual charges under noncancelable long-term contracts and operating leases which extend to 2000 total $1.7 million, with $1.4 million in 1998, $0.2 million in 1999 and $0.1 million in 2000. Total rental expense under long-term contracts and operating leases amounted to $2.2 million in 1997, $3.8 million in 1996 and $7.2 million in 1995.

Gresik Smelter. PT Smelting, an Indonesian company, commenced construction in 1996 on a copper smelter in Gresik, Indonesia having a design capacity of 200,000 metric tons of copper cathode per year. PT-FI, Mitsubishi Materials Corporation (Mitsubishi Materials), Mitsubishi Corporation (Mitsubishi) and Nippon Mining & Metals Co., Ltd. (Nippon) own 25 percent, 60.5 percent, 9.5 percent and 5 percent, respectively, of the outstanding PT Smelting stock. The estimated aggregate project cost, before working capital requirements, is approximately $625 million. PT Smelting has a $300 million nonrecourse term loan and a $110 million working capital facility with a group of banks. The remaining funding will be provided by PT-FI, Mitsubishi Materials, Mitsubishi and Nippon in accordance with their interests. Construction is expected to be completed in mid-1998. It is anticipated that PT-FI would provide all of the smelter's copper concentrate requirements at market rates; however, for the first fifteen years of operations the treatment and refining charges would not fall below a certain minimum rate. PT-FI has also agreed to assign, if necessary, its earnings in PT Smelting to support a 13 percent cumulative annual return to Mitsubishi Materials, Mitsubishi and Nippon for the first 20 years of commercial operations.

11.  FINANCIAL INSTRUMENTS

     Summarized below are financial instruments whose carrying amounts are not equal to their fair value at December 31, 1997 and 1996. Fair values are based on quoted market prices and other available market information.

                                 1997                       1996
                         ----------------------   ------------------------
                          Carrying     Fair        Carrying        Fair
                           Amount      Value        Amount         Value
                         ----------- ----------   ----------     ----------
                                           (In Thousands)
Price protection program:
  Open contracts
  in asset
  position               $      -    $         16  $       -     $    17,314
  Open contracts
  in liability position         -          (1,494)         -            -
Debt:
  Long-term debt (Note 8) (2,388,982)  (2,402,862)   (1,562,916)  (1,575,929)
  Interest rate swaps           -          (1,210)         -          (1,331)
  Foreign exchange contracts:
    $U.S./Deutsche marks        -             -            -             (30)
    $U.S./Spanish pesetas      1,148           471           908         300
Redeemable preferred stock
(Note 5)                    (500,007)     (334,177)     (500,007)   (405,855)

Price Protection Program. From time to time, PT-FI enters into forward and option contracts to hedge the market risk associated with fluctuations in the prices of commodities it sells. At December 31, 1997, PT-FI had no outstanding forward or option contracts. FCX's revenues include net additions totaling $42.6 million in 1997 and $38.2 million in 1996, and net reductions totaling $68.6 million in 1995 related to PT-FI's copper price protection program. Revenues also include net additions totaling $37.6 million in 1997, $14.1 million in 1996 and $3.9 million in 1995 from gold forward contracts.

     At December 31, 1997, Atlantic had sold forward 2.0 million pounds of copper at an average price of $0.80 per pound and purchased forward 20.3 million pounds of copper at an average price of $0.87 per pound to minimize the copper price risk of its concentrate inventory.

Debt. PT-FI entered into an interest rate swap in 1991 and Atlantic entered into interest rate swaps in 1995 to manage exposure to interest rate changes on a portion of their variable rate debt. PT-FI pays 8.3 percent on $28.6 million of financing at December 31, 1997, reducing annually through 1999. Atlantic pays an average of
6.1 percent on $133.3 million of financing at December 31, 1997, reducing annually through 2000. Interest on comparable floating rate debt averaged 5.7 percent in 1997, 5.6 percent in 1996 and 6.1 percent in 1995, resulting in additional interest costs of $1.5 million, $2.2 million and $1.5 million, respectively.

Foreign Exchange Contracts. During 1996, Atlantic implemented a currency hedging program to reduce its exposure to changes in the U.S. dollar and Spanish peseta exchange rate. As of December 31, 1997, Atlantic has options through January 1999 on a total of 6.3 billion Spanish pesetas with an average strike price of 140.6 pesetas at a cost of $1.1 million. Atlantic also has entered into foreign exchange contracts which mature through January 1999, totaling $43.8 million on another 6.3 billion Spanish pesetas.

     Atlantic is a party to letters of credit totaling $8.5 million at December 31, 1997. Fair value of these letters of credit is not material at December 31, 1997.

12.  BUSINESS SEGMENTS

FCX has adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. FCX has two operating segments: "mining and exploration" and "smelting and refining." The mining and exploration segment includes PT-FI's copper and gold mining operations in Indonesia and the Indonesian exploration activities of both PT-FI and Eastern Mining. The smelting and refining segment includes Atlantic's operations in Spain and PT-FI's equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as the consolidated FCX financial statements.

                           Mining        Smelting
                             and           and       Eliminations      FCX
                         Exploration     Refining     and Other       Total
                          ----------    ----------    ----------    ----------
                                           (In Thousands)
1997
Revenues                  $1,505,295    $  874,514    $ (378,905)   $2,000,904
Production and delivery      604,851       800,997a     (397,244)    1,008,604
Depreciation and
amortization                 178,289        31,693         3,873       213,855
Exploration expense           14,758             -         2,871        17,629
General and administrative
expenses                      76,549        11,197         8,855        96,601
                          ----------    ----------    ----------    ----------
Operating income          $  630,848    $   30,627    $    2,740    $  664,215
                          ==========    ==========    ==========    ==========
Capital expenditures      $  529,731    $   54,721    $   10,035    $  594,487
                          ==========    ==========    ==========    ==========
Total assets              $3,406,539    $  742,184a   $    3,486    $4,152,209
                          ==========    ==========    ==========    ==========

1996
Revenues                  $1,485,848    $  778,120    $ (358,932)   $1,905,036
Production and delivery      575,781       731,651      (355,569)      951,863
Depreciation and
amortization                 142,605        27,783         3,590       173,978
General and administrative
expenses                     119,492        12,301         9,141       140,934
                          ----------    ----------    ----------    ----------
Operating income          $  647,970    $    6,385    $  (16,094)   $  638,261
                          ==========    ==========    ==========    ==========
Capital expenditures      $  398,986    $   90,086    $    3,166    $  492,238
                          ==========    ==========    ==========    ==========
Total assets              $3,168,837    $  775,336a   $  (78,639)   $3,865,534
                          ==========    ==========    ==========    ==========

1995
Revenues                  $1,477,919    $  541,291    $ (184,875)   $1,834,335
Production and delivery      547,716       528,904      (141,913)      934,707
Depreciation and
amortization                 102,664        17,572         3,819       124,055
Exploration expenses          10,828         2,248           812        13,888
General and administrative
expenses                     141,014        16,705         7,534       165,253
                          ----------    ----------    ----------    ----------
Operating income (loss)   $  675,697    $  (24,138)   $  (55,127)   $  596,432
                          ==========    ==========    ==========    ==========
Capital expenditures      $  434,383    $  143,958    $    5,145    $  583,486
                          ==========    ==========    ==========    ==========
Total assets              $2,888,535    $  783,123a   $  (89,912)   $3,581,746
                          ==========    ==========    ==========    ==========
a. PT-FI recorded losses related to PT Smelting totaling $1.5 million in 1997. Total assets include PT-FI's equity investment in PT Smelting totaling $83.1 million at December 31, 1997, $46.8 million at December 31, 1996 and $8.0 million at December 31, 1995.

     FCX markets its products worldwide primarily pursuant to the terms of long-term contracts. The following table details the percentage of consolidated revenues attributable to various contracts:

                               1997            1996            1995
                            ----------      ----------      ----------
Long-term contracts:
  Japanese companies            16%              17%             16%
  Swiss firm                     8                10              11
  German firm                    4                5               14
  Other                         64                62              47
Spot sales                       8                6               12

     PT-FI's contracts with a group of Japanese companies, the Swiss firm and the German firm extend through 2000, 2003 and 1999, respectively. There are several other long-term agreements in place, each representing less than ten percent of sales. Certain terms of these long-term contracts are negotiated annually.

     FCX revenues attributable to foreign countries based on the location of the customer follows (in thousands):

                   1997       1996         1995
                ---------- -----------  ----------
Japan           $  470,373 $   474,443  $  383,635
Spain              402,276     342,373     313,949
Switzerland        297,821     353,776     302,726
Germany            108,519      98,076     263,137
Others             721,915     636,368     570,888
                ----------  ----------  ----------
  Total         $2,000,904  $1,905,036  $1,834,335
                ==========  ==========  ==========

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
                                                  Net Income    Net Income
                                                  Applicable     Per Share
                                  Operating       to Common   --------------
                   Revenues         Income          Stock     Basic  Diluted
                  ----------      ----------      ----------  -----   -----
                        (In Thousands, Except Per Share Amounts)
1997
  1st Quarter     $  523,780      $  197,608      $   62,451   $.31   $.31
  2nd Quarter        566,950         213,701          69,852    .35    .35
  3rd Quarter        489,522         136,417          36,577    .19    .19
  4th Quarter a      420,652         116,489          39,661    .21    .21
                  ----------      ----------      ----------
                  $2,000,904      $  664,215      $  208,541    1.06  1.06
                  ==========      ==========      ==========

1996
  1st Quarter b   $  388,392      $  105,543      $   22,450   $.11   $.11
  2nd Quarter        424,348         111,627          29,045    .15    .15
  3rd Quarter        474,664         170,322          46,126    .24    .24
  4th Quarter        617,632         250,769          77,059    .40    .39
                  ----------      ----------      ----------
                  $1,905,036      $  638,261      $  174,680    .90    .89
                  ==========      ==========      ==========


a. Includes a $25.3 million gain ($12.3 million to net income or $0.06 per share) for the reversal of SAR costs caused by the decline in FCX's common stock price.

b. Includes charges totaling $18.7 million ($8.6 million to net income or $0.04 per share) consisting of $12.7 million for costs of SARs caused by the increase in FCX's common stock price, $3.0 million (reduced to $1.7 million in the second quarter) for an early retirement program and $3.0 million for costs related to a civil disturbance.

14.  SUPPLEMENTARY MINERAL RESERVE INFORMATION (UNAUDITED)

Total estimated proved and probable mineral reserves at the Grasberg and other Block A ore bodies in Indonesia follow:

                          Average Ore Grade Per Ton      Recoverable Reserves
                      ---------------------------------- --------------------
Year-End    Ore       Copper     Gold        Silver       Copper   Gold Silver
--------------------- ---------------------------------- --------------------
        (Metric Tons)  (%)  (Grams)(Ounce)(Grams)(Ounce) (Billions  (Millions
                                                          of Lbs.)   of Ozs.)
1993    1,074,100,000  1.31  1.47  .047    4.04   .130     26.8    39.1   76.7
1994    1,125,640,000  1.30  1.42  .046    4.06   .131     28.0    39.6   80.8
1995    1,899,244,000  1.17  1.18  .038    3.78   .121     40.3    52.1  111.1
1996    2,008,285,000  1.19  1.18  .038    3.80   .122     43.2    55.3  118.7
1997    2,166,212,000  1.20  1.20  .039    3.95   .127     47.1    62.7  138.4

By Deposit at December 31, 1997
Grasberg:
Open pit1,087,800,000  1.06  1.27  .041    2.90   .093     20.9    33.3   50.8
Under-
ground    670,846,000  1.22  1.09  .035    3.73   .120     14.8    17.7   40.3
Kucing
Liar      221,871,000  1.42  1.57  .050    5.12   .165      5.7     8.4   18.3
DOZ        79,306,000  1.41  0.83  .027    7.04   .226      2.1     1.7    9.5
IOZ        38,148,000  1.18  0.45  .014    7.65   .246      0.9     0.4    5.0
Big Gossan 37,349,000  2.69  1.02  .033   16.42   .528      1.8     0.9    9.9
DOM        30,892,000  1.67  0.42  .014    9.63   .310      0.9     0.3    4.6
          --------------------------------------------------------------------
Total   2,166,212,000  1.20  1.20  .039    3.95   .127     47.1    62.7  138.4


     Estimated recoverable reserves were assessed using a copper price of $0.90 per pound and a gold price of $325 per ounce. Using prices of $0.75 per pound of copper and $280 per ounce of gold would reduce estimated recoverable reserves by approximately 12 percent for copper, 9 percent for gold and 15 percent for silver.

     In PT-FI's Block A, Rio Tinto agreed to make available to PT-FI a nonrecourse loan of up to $450 million to fund the cost of the fourth concentrator mill expansion (Note 2). Incremental cash flow attributable to such expansion projects will be shared 60 percent PT-FI and 40 percent Rio Tinto. PT-FI has assigned its interest in such incremental cash flow to Rio Tinto until Rio Tinto has received an amount equal to the funds lent to PT-FI plus interest based on Rio Tinto's cost of borrowing. Incremental cash flow consists of amounts generated from production in excess of specified annual amounts based on the December 31, 1994 reserves and mine plan. The incremental production from the expansion, as well as production from PT-FI's existing operations, will share proportionately in operating and administrative costs. FCX will continue to receive 100 percent of cash flow from its existing production facilities as specified by the contractual arrangements. PT-FI's estimated net share of recoverable reserves follows:

   Year-End       Copper                   Gold              Silver
  ----------     ----------             ----------         ------------
               (Billions of Lbs.)    (Millions of Ozs.)  (Millions of Ozs.)
     1993            26.8                   39.1                 76.7
     1994            28.0                   39.6                 80.8
     1995            34.6                   46.0                 96.7
     1996            35.9                   47.4                100.4
     1997            37.8                   51.3                111.3




                           1997 / SHAREHOLDER INFORMATION

            FCX CLASS A COMMON SHARES. Our Class A common shares trade on the New York Stock Exchange (NYSE) under the symbol "FCX.A." The FCX.A share price is reported daily in the financial press under "FMCGA" in most listings of NYSE securities. At year-end 1997, the number of holders of record of our Class A common shares was 9,819. NYSE composite tape Class A common share price ranges during 1997 and 1996:

                                         1997            1996
                                     High    Low     High    Low

                     First Quarter  $33.50  $25.38  $32.88  $27.50
                     Second Quarter  30.38   25.88   34.88   28.75
                     Third Quarter   28.75   25.75   31.25   26.63
                     Fourth Quarter  28.88   14.63   31.25   26.38


             FCX CLASS B COMMON SHARES.  Our Class B common shares trade on the NYSE under the symbol "FCX." The FCX share price is reported daily in the financial press under "FMCG" in most listings of NYSE securities. At year-end 1997, the number of holders of record of our Class B common shares was 15,103.

            NYSE composite tape Class B common share price ranges during 1997 and 1996:

                                        1997           1996
                                    High    Low     High   Low

                   First Quarter   $34.88  $27.50  $33.75  $27.38
                   Second Quarter   31.88   26.50   36.13   30.00
                   Third Quarter    30.75   27.19   33.00   28.38
                   Fourth Quarter   29.94   14.94   32.88   28.00


            COMMON SHARE DIVIDENDS. FCX Class A and Class B common share cash dividends declared and paid for the quarterly periods of 1997 and 1996 were:

                                               1997
                                Amount
                                  Per        Record        Payment
                                 Share        Date           Date
                First Quarter    $.225     Apr. 15, 1997  May 1, 1997
                Second Quarter    .225     Jul. 15, 1997  Aug. 1, 1997
                Third Quarter     .225     Oct. 15, 1997  Nov. 1, 1997
                Fourth Quarter    .05      Jan. 16, 1998  Feb. 1, 1998


                                               1996
                                  Amount
                                   Per      Record        Payment
                                  Share      Date           Date
               First Quarter      $.225  Apr. 15, 1996   May 1, 1996
               Second Quarter      .225  Jul. 15, 1996   Aug. 1, 1996
               Third Quarter       .225  Oct. 15, 1996   Nov. 1, 1996
               Fourth Quarter      .225  Jan. 15, 1997   Feb. 1, 1997